Exhibit 99.1

                    STOCK PURCHASE AGREEMENT

                     regarding the purchase

                          of shares of

                 FALCON SEABOARD RESOURCES, INC.

                               by

                   CE/FS HOLDING COMPANY, INC.

           ___________________________________________



                    Dated as of July 3, 1996

                        Table of Contents

                                                             Page


ARTICLE I.  DEFINITIONS                                         1

ARTICLE II.  STOCK PURCHASE                                    19
     Section 2.1.  Shares.                                     19
     Section 2.2.  Purchase Price.                             19
     Section 2.3.  Closing.                                    19
     Section 2.4.  Closing Obligations.                        19
     Section 2.5.  Preparation of Balance Sheets.              21
     Section 2.6.  Purchase Price Adjustments.                 25
     Section 2.7.  [Intentionally omitted]                     28
     Section 2.8.  Adverse Contractual Development.            28

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLERS        28
     Section 3.1.  Organization and Good Standing.             29
     Section 3.2.  Authority; No Conflict.                     29
     Section 3.3.  Capitalization of the Company; Title to
                    Shares.                                    32
     Section 3.4.  Subsidiaries.                               32
     Section 3.5.  Financial Statements.                       34
     Section 3.6.  Books and Records.                          35
     Section 3.7.  Title to Operating Facility Properties
                    and Other Properties; Encumbrances.        35
     Section 3.8.  Condition and Sufficiency of Assets.        36
     Section 3.9.  Accounts Receivable.                        36
     Section 3.10. Certain Project Participants.               37
     Section 3.11. No Undisclosed Liabilities.                 37
     Section 3.12. Taxes.                                      38
     Section 3.13. No Material Adverse Change.                 40
     Section 3.14. Employee Benefits.                          40
     Section 3.15. Compliance With Legal Requirements;
                    Governmental Authorizations.               42
     Section 3.16. Legal Proceedings; Orders.                  46
     Section 3.17. Absence of Certain Changes and Events.      47
     Section 3.18. Contracts; No Defaults.                     48
     Section 3.19. Insurance.                                  51
     Section 3.20. Environmental Matters.                      51
     Section 3.21. Employees.                                  54
     Section 3.22. Labor Relations; Compliance.                54
     Section 3.23. Intellectual Property.                      55
     Section 3.24. Disclosure.                                 56
     Section 3.25. Relationships With Affiliates.              56
     Section 3.26. Brokers or Finders.                         56
     Section 3.27. Acquired Assets.                            56
     Section 3.28. SECI Term Loan Agreement.                   57

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER           57
     Section 4.1.  Organization and Good Standing.             57
     Section 4.2.  Authority; No Conflict.                     57
     Section 4.3.  Investment Intent.                          58
     Section 4.4.  Certain Proceedings.                        58
     Section 4.5.  Brokers or Finders.                         58

ARTICLE V.  COVENANTS                                          59
     Section 5.1.  Access and Investigation.                   59
     Section 5.2.  Operation of the Businesses of the
                    Acquired Entities.                         60
     Section 5.3.  Announcements.                              61
     Section 5.4.  Required Approvals; Further Assurances.     62
     Section 5.5.  HSR Act Approval.                           63
     Section 5.6.  Notification; Supplement to Disclosure
                    Letter.                                    63
     Section 5.7.  Payment of Indebtedness by Affiliates.      63
     Section 5.8.  Exclusive Dealing.                          64
     Section 5.9.  Reorganization with Respect to Excluded
                    Assets and Excluded Subsidiaries;
                    Transfer of Excluded Employees and
                    Company Plans.                             64
     Section 5.10. Warrants.                                   65
     Section 5.11. Non-Compete; Non-Solicitation.              65
     Section 5.12. Assumption of Houston Headquarters Lease;
                    Other Obligations.                         66
     Section 5.13. Use of Company Name and Logo.               67
     Section 5.14. Transitional Use of Space and Access to
                    Personnel.                                 67
     Section 5.15. Board Nomination.                           67

ARTICLE VI.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO
               CLOSE                                           69
     Section 6.1.  Accuracy of Representations.                69
     Section 6.2.  Sellers' Performance.                       69
     Section 6.3.  Additional Documents.                       70
     Section 6.4.  No Proceedings.                             70
     Section 6.5.  Buyer's Due Diligence.                      70
     Section 6.6.  No Injunction.                              71
     Section 6.7.  Transaction Documents.                      71

ARTICLE VII.  CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO
               CLOSE                                           71
     Section 7.1.  Accuracy of Representations.                71
     Section 7.2.  Buyer's Performance.                        71
     Section 7.3.  Additional Documents.                       71
     Section 7.4.  No Injunction.                              72

ARTICLE VIII.  TERMINATION                                     73
     Section 8.1.  Termination Events.                         73
     Section 8.2.  Effect of Termination.                      73
     Section 8.3.  Alternative Transaction.                    74

ARTICLE IX.  INDEMNIFICATION; REMEDIES                         75
     Section 9.1.  Survival; Right to Indemnification Not
                    Affected by Knowledge.                     75
     Section 9.2.  Indemnification and Payment of Damages by
                    Sellers.                                   75
     Section 9.3.  Indemnification and Payment of Damages by
                    Sellers--Environmental Matters.            77
     Section 9.4.  Time Limitations.                           78
     Section 9.5.  Limitations on Amount.                      79
     Section 9.6.  Certain Claims Procedures.                  80
     Section 9.7.  Right to Defend Third Party Claims.         80
     Section 9.8.  Equitable Remedies.                         82
     Section 9.9.  Limitation on Rights and Remedies.          82

ARTICLE X.  GENERAL PROVISIONS                                 83
     Section 10.1.   Transaction Costs.                        83
     Section 10.2.   Confidentiality.                          83
     Section 10.3.   Sellers' Agent; Notices.                  84
     Section 10.4.   Entire Agreement.                         85
     Section 10.5.   Amendment; Waiver.                        86
     Section 10.6.   Assignments, Successors, and Parties in
                    Interest.                                  86
     Section 10.7.   Severability.                             86
     Section 10.8.   Section Headings; Construction.           87
     Section 10.9.   Governing Law; Consent to Jurisdiction.   87
     Section 10.10.  Counterparts.                             88

                    EXHIBITS
             Exhibit A - CE Guaranty Agreement
             Exhibit B - Consulting Agreement
             Exhibit C - Disclosure Letter
             Exhibit D - Escrow Agreement
             Exhibit E - Individual Guarantor
             Exhibit F - Individual Guaranty Agreement
             Exhibit G - Stock Option Agreement
             Exhibit H - Press Release
             Exhibit I, J and K - June 30 Balance Sheets
             Exhibit 6.3 - Opinion of Vinson & Elkins, et al

                    STOCK PURCHASE AGREEMENT



          This Stock Purchase Agreement (the "Agreement") is made as of July 3, 1996, by and among CE/FS Holding Company, Inc., a
Delaware corporation ("Buyer"), and David H. Dewhurst, an individual resident of Texas ("Dewhurst"), and the other owners of Shares listed on the signature page of this Agreement
(collectively, with Dewhurst, the "Sellers").

          WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Falcon Seaboard Resources, Inc., a Texas corporation (the "Company"), on the terms and subject to the conditions hereinafter set forth; and

          WHEREAS, by virtue of the transfer of Shares contemplated hereby, the parties intend that the Buyer shall acquire the Acquired Entities and Acquired Assets and the Sellers shall retain the Excluded Subsidiaries and Excluded Assets and shall remain fully responsible for the Excluded Liabilities, all as more fully described and subject to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements contained herein, and subject to the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                             ARTICLE

                           DEFINITIONS

          For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

          "Accountants"--as defined in Section 2.6(b).

          "Accounts Receivable"--as defined in Section 3.9.

          "Acquired Assets"-- all assets (tangible or intangible), including Equipment, other equipment, systems, data and files of any kind whatsoever, used in the business of, or owned or operated by, the Company or any of the Acquired Entities on December 31, 1995 (subject to dispositions and retirements in the Ordinary Course of Business) or June 30, 1996, including all permits and contractual rights thereof relating to the Acquired Entities, Operating Facilities, the Project Documents, development opportunities relating directly or indirectly to the Operating Facilities, and excluding only the Excluded Assets.

          "Acquired Entities"-- the Company and each corporation, partnership, joint venture, partnership interest and other entity directly or indirectly owned, controlled or operated by the Company at any time from and after January 1, 1996, including without limitation those entities listed on Schedule 1.1 to the Disclosure Letter or which have operating or ownership or other contractual rights and interests in any of the Operating Facilities or Oil and Gas Properties, and excluding only the Excluded Subsidiaries.

          "Adverse Contractual Development"--an Adverse Contractual Development shall be deemed to exist if, within two years of the Closing, due to the direct or indirect acts of Texas Utilities Electric Company or the Texas Public Utility Commission, a modification or interpretation of the Power Purchase Agreement, dated July 30, 1986, as amended prior to the date hereof, between PRI and the Texas Utilities Electric Company or any other PRI project agreements or permits or approvals occurs which shall result in an adverse impact on the PRI economics with respect to CE.

          "Affiliate"--used to indicate a relationship with any Person means (i) any corporation, partnership, joint venture or other entity of which such Person is an officer or general partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of (A) any class or type of equity securities or other profits interest or
(B) the combined voting power of interests ordinarily entitled to vote for management or otherwise to cause the direction of the affairs of such entity and (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity. For purposes of this Agreement, an Affiliate of a spouse or member of the immediate family of any individual Person shall be deemed an Affiliate of such Person.

          "Affiliated Transaction Entity"--as defined in Section
3.2(a).

          "Agreement"--as defined in the first paragraph of this Agreement.

          "Alternative Transaction"--as defined in Section
8.3(a).

          "Applicable Contract"--any Contract to which any Acquired Entity is a party or by which any Acquired Entity or any of the assets owned by it is bound, excluding only those Contracts which constitute Excluded Assets.

          "Balance Sheet"--as defined in Section 3.5.

          "Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, or any conflict or inconsistency with, such representation, warranty, covenant, obligation, or other provision.

          "Buyer"--as defined in the first paragraph of this Agreement.

          "Buyer's Plan" - as defined in Section 5.16(a).

          "CE"--CalEnergy Company, Inc.

          "CE Guaranty Agreement" -- the guaranty agreement to be executed in the form annexed hereto as Exhibit A on the Closing
Date by CE.

          "CERCLA"--the Comprehensive Environmental Response,
Compensation and Liability Act, 42 U.S.C.  9601 et seq.

          "CERCLIS"--as defined in Section 3.20(c).

          "Closing"--as defined in Section 2.3.

          "Closing Date"--as defined in Section 2.3.

          "Closing Date Balance Sheet Adjustments"--as defined in
Section 2.6.



          "Closing Date Purchase Price"--as defined in Section
2.4(c).

          "Company"--as defined in the Recitals of this Agreement.

          "Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental
Authorization).

          "Company 401(k) Plan" - the Falcon Seaboard Resources,
Inc. 401(k) Profit Sharing Plan.

          "Company Other Benefit Obligation" - each obligation, agreement, or practice to provide benefits (other than salary) as compensation for services rendered (including, without limitation, consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC 132) that is sponsored, maintained or contributed to by an Acquired Entity for the benefit of current or former directors or employees of an Acquired Entity, which obligation, agreement, or practice is not a Company Plan.

          "Company Plan" - each "employee benefit plan," as such term is defined in Section 3(3) of the ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) that is or was sponsored, maintained or contributed to by an Acquired Entity for the benefit of any current or former employees of such Acquired Entity.

          "Consulting Agreement"--the consulting agreement to be entered into on the Closing Date by and between David H. Dewhurst and CE in the form attached hereto as Exhibit B.

          "Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

(a)  the sale of the Shares by the Sellers to the Buyer;
(b)  the execution, delivery, and performance of the Transaction
Documents;
(c) the performance by the Buyer and the Sellers of their respective covenants and obligations under this Agreement;
(d)  the Reorganization;
(e)  the repurchase and cancellation of the FSOC Warrants; and
(f) the Buyer's acquisition of the Shares and the Acquired Entities (including all Acquired Assets).
          "Contract"--any agreement, contract, obligation, right, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

          "Costs"--all liabilities, losses, damages (including all incidental and consequential damages incurred), claims, costs, expenses (including costs of investigation and defense and reasonable attorneys', experts' and consultants' fees), economic losses, diminution in value, judgments, penalties, fines, obligations, and disbursements of any kind or of any nature whatsoever, whether accrued or contingent, including, without limitation, natural resource damages, remedial, removal, response, abatement, closure, post-closure, cleanup, legal, investigative and monitoring costs and any related expenses or disbursements; provided, in each case, that such Costs shall not include any Costs to the extent they are attributable to (i) a diminution or other decrease in the publicly-reported trading price of CE's common stock or (ii) claims by Buyer or CE for damages based upon any alleged other acquisition transaction or lost opportunity in respect of use of funds that Buyer or CE could have pursued instead of the subject transaction.

          "Damages"--as defined in Section 9.2.

          "Dewhurst"--as defined in the first paragraph of this Agreement.

          "Disclosure Letter"--the disclosure letter attached hereto as Exhibit C.

          "Encumbrance"--any charge, claim, community property interest, condition, easement, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, including any restriction on use, voting, transfer or receipt of income.

          "Environmental Laws"-- all applicable federal, state, and local laws, ordinances, rules, regulations (including, without limitation, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C.
 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., the Emergency Planning and Community Right-to-Know
Act, 42 U.S.C. 11001 et seq., and the Endangered Species Act, 16 U.S.C. 1531 et seq., each as amended from time to time, and all regulations and rules promulgated pursuant thereto, and all analogous state and local laws, regulations and ordinances), codes, duties under the common law or orders, including, without limitation, any requirements imposed under any Governmental Authorizations, judgments, Orders, decrees, agreements, or recorded covenants, restrictions, easements or other Legal Requirements relating to protection of the environment, natural resources, human health, public safety or welfare, or which pertain to Hazardous Materials.

          "Environmental Permits"--all Governmental
Authorizations required under applicable Environmental Laws in connection with the ownership, use and/or operation of the Acquired Entities or the Property.

          "EPA"--the United States Environmental Protection
Agency or any successor agency or department.

          "Equipment"--any motor vehicles, tank cars, rolling stock, cranes, forklifts, drilling equipment or, maintenance equipment, operating equipment, tools, inventory and spare parts either owned or used by the Acquired Entities or located at the Operating Facilities.

          "ERISA"--the Employee Retirement Income Security Act of
1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "Escrow Funds"--the amount to be paid by the Buyer pursuant to Section 2.4(c)(ii) hereof, to be deposited with the Escrow Agent into an escrow account pursuant to the terms of the Escrow Agreement, together with all earnings thereon.

          "Escrow Agent"--a financial institution chosen by CE
(and reasonably acceptable to the Sellers' Agent).

          "Escrow Agreement"--as defined in Section 2.4(d).

          "Excluded Assets"--(i) all proprietary interest in the Falcon Seaboard name and logo, (ii) all assets (tangible or intangible), equipment, systems, data, files and records of any kind whatsoever directly used in the business of, or owned or operated by, the Excluded Subsidiaries or Liquidated Subsidiaries, (iii) the Whitehall Street Real Estate Limited Partnership III and Meridian Advisors, Ltd. and the G.S. Capital Partners II L.P. investment partnership interests, (iv) all development opportunities owned or controlled by the Company prior to the Closing Date except development opportunities which relate directly or indirectly to the Operating Facilities, (v) the Company's Houston Headquarters Lease and all office art, furnishings and office equipment located at such offices (to the extent such equipment is listed on Schedule 1.3 of the Disclosure Letter and not primarily used or otherwise necessary in conducting the businesses of the Operating Facilities or the Acquired Entities), (vi) the other assets listed on Schedules 1.2 and 1.3 of the Disclosure Letter as of the date hereof, (vii) Excluded Service Contracts and (viii) the Oil and Gas Properties; and, in each case, all Costs and other obligations under Contracts or otherwise relating thereto. For the avoidance of doubt, the items footnoted on the attached Schedule 1.3 indicating proposed Excluded Assets will be included as Excluded Assets to the extent mutually agreed by the Sellers and the Buyer prior to Closing. The parties acknowledge that, subject to abiding by the restrictions of the existing confidentiality agreement between them and the restrictive covenant in Section
5.11 below, they are free to compete for any and all development opportunities except for those conveyed to Buyer under clause
(iv) above.

          "Excluded Service Contracts"--as defined in Section
5.12.

          "Excluded Employees"--all employees of the Acquired Entities, the Excluded Subsidiaries, the Liquidated Companies, their predecessors and any Persons previously owned or controlled by any of them, excluding only those employees of the Acquired Entities listed on Schedule 3.21 of the Disclosure Letter (other than any plant managers deleted from such list pursuant the request of CE made at any time more than two (2) days prior to the Closing).

          "Excluded Liabilities"--all Costs (i) that constitute Transaction Costs to be paid by Seller pursuant to Section 10.1,
(ii) relating to all income taxes of the Sellers, all Taxes of or attributable to any of the Acquired Entities (to the extent such other Taxes are related to operations conducted on or prior to June 30, 1996) or any of the Excluded Subsidiaries or the Liquidated Companies and all Taxes, direct or indirect, attributable to the transfer of the Shares pursuant to this Agreement or the Contemplated Transactions, (iii) relating to Excluded Assets, Excluded Subsidiaries or Liquidated Companies (including, without limitation, any and all obligations, liabilities and other Costs of or attributable to the past, present or future operations of the Excluded Assets, Excluded Subsidiaries or any Liquidated Companies), (iv) in respect of any obligation to indemnify any Person by reason of the fact that such Person was a director or officer of any of the Acquired Entities, Excluded Subsidiaries or Liquidated Companies or was serving as such at the request of any of the Sellers, any Acquired Entity, Excluded Subsidiary or Liquidated Company, (v) under any Tax sharing agreement to which the Sellers, any of the Acquired Entities or the Excluded Subsidiaries are party, (vi) incurred or arising in connection with the performance by the Sellers of their obligations pursuant to Sections 5.9 and 5.12 hereof (including Taxes assessed against or payable by CE, Buyer or any of the Acquired Entities as a result thereof) or (vii) resulting from claims of the PBGC, or any other Costs or obligations under or in connection with Company Plans or Company Other Benefit Obligations, or otherwise incurred in connection with any severance costs, benefits or other obligations, in each case, to or in respect of any Excluded Employees.

          "Excluded Subsidiaries"--Falcon Seaboard Diversified, Inc., Falcon Seaboard Energy Services, Inc., Falcon Power II, Inc., Falcon Seaboard India Private Limited, Falcon Seaboard Argentina S.A., Falcon Seaboard Espana, S.A., Falcon Seaboard Power Deutschland GmBH, Projecto Almeria Mediterraneo, S.A., Falcon Seaboard TEAG Energi VmbH, Falcon Seaboard TEAG Energi GmbH and Co. K, Adirondack Power, Inc., Nassau Power Corporation, and Falcon Power, Inc.

          "Facilities"--any real property, leaseholds, easements, rights of way or other interests currently or formerly owned or operated by any Acquired Entity and any buildings, fixtures, plants, structures, or equipment currently or formerly owned or operated by the Acquired Entities, the Excluded Subsidiaries, their predecessors or any Persons previously owned or controlled by any of them.

          "Falcon License"--as defined in Section 5.13.

          "Final June 30 Balance Sheets" -as defined in Section
2.5.

          "Final July 30 Balance Sheets"--as defined in Section
2.5.

          "FSOC Warrants"--the outstanding warrants for the purchase of 30% of the equity of Falcon Seaboard Oil Company owned by certain third parties (and all rights of the holders of such warrants in respect of compensation, consulting and other fees, profit-sharing, bonuses, indemnities or other payments from any of the Acquired Entities).

          "FSOC Warrant Cancellation Agreements"--as defined in
Section 5.10.

          "GAAP"--generally accepted United States accounting principles, consistently applied, as in effect on the date on which the document to which such term refers relates.

          "Governmental Authorization"--any approval, consent, license, permit, registration, waiver, exemption, variance, franchise, right or other authorization issued, granted or given, by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          "Governmental Body"--any nation or government and any state or political subdivision thereof, any self-regulatory organization acting under color of authority granted under any Legal Requirement, and any court, tribunal, arbitrator, authority, department, agency, commission, official or other instrumentality of the United States, or any domestic, state, county, city or other political subdivision thereof.

          "Hazardous Material"--any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, processing, treatment, storage, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is or has been determined or asserted by a Governmental Body (through regulation or otherwise) to be potentially injurious to public health, safety, welfare, the environment or the Facilities, or that is regulated, monitored or subject to reporting by any Governmental Body or a basis for liability to any Governmental Body or a third party under any applicable statute or common law theory, including, without limitation, any material, waste or substance which is or contains (i) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) flammable explosives, (v) radioactive materials,
(vi) radon in excess of EPA recommended exposure limits, (vii) paint containing concentrations of lead equal to or in excess of
1.0 milligrams per square centimeter or 0.5 percent by weight or mercury in excess of 200 parts per million, (viii) heavy metals in concentrations or locations that could give rise to Remedial Actions or (ix) any other hazardous substances as defined under CERCLA.

          "Houston Headquarters Lease"--the Lease Agreement between Metropolitan Life Insurance Company and the Company dated
March 18, 1993, as amended.

          "HSR Act"--the Hart-Scott-Rodino Antitrust Improvements
Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "Indemnified Persons"--as defined in Section 9.2.

          "Individual Guarantor" -- with respect to the Shares owned by any Seller which is not an individual, the individual listed on Exhibit E attached hereto next to the name of such Seller.

          "Individual Guarantor Affiliate" -- any individual or other Person which is a party to an Individual Guaranty.

          "Individual Guaranty" -- the guaranty agreement to be executed in the form annexed hereto as Exhibit F on the Closing
Date by each Individual Guarantor and Individual Guarantor
Affiliate in respect of all Shares listed next to his or its name on Exhibit E or on the signature pages of this Agreement.

          "Intellectual Property "--all (i) patents, letters patent, design patents, patent applications, design patent applications, inventions (whether or not patent applications have been filed) or designs (whether or not patent applications have been filed), (ii) trademarks, service marks, trade names, logos, symbols or brands (whether registered or unregistered), (iii) copyrights (whether registered or unregistered), (iv) fictitious-name filings, rights of privacy or publicity, know-how, trade secrets, formulae, research and development data, new product research data and manufacturing processes, technology, discoveries and unpatented inventions, and (v) source codes, computer software or other intellectual property (whether registered or unregistered) and any applications therefor either owned by the Acquired Entities or used in the conduct of the business of the Acquired Entities as presently conducted.

          "Interim Balance Sheet"--as defined in Section 3.5.

          "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

          "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United
States Department of the Treasury.

          "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of, or through the exercise of reasonable diligence in the performance of his duties, or after due inquiry of officers, plant managers and other responsible corporate managers in connection with the Contemplated Transactions, should have known, such fact or other matter.

          A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving on the date hereof as a director or officer of such Person (or in any similar capacity) or any Individual Guarantor has, or at any time had, Knowledge of such fact or other matter.

          "Legal Requirement"--any applicable federal, state, local, municipal, foreign, international, multinational, regulatory or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

          "Liquidated Companies"--as defined in Section 3.4.

          "Non-Utility Project Participant" -- as defined in
Section 3.10.

          "NorCon Loan Agreement" -- the Loan Agreement dated as of January 31, 1992, among Northern Consolidated Power, Inc., General Electric Capital Corporation and the other parties on the signature pages thereto, together with the First Amendment thereto dated as of September 18, 1992, the Second Amendment thereto dated as of October 29, 1992, the Third Amendment thereto dated as of December 31, 1992, the Fourth Amendment thereto dated as of March 30 1993, the Fifth Amendment thereto dated as of May 24, 1993, the Sixth Amendment thereto dated as of July 23, 1993, the Seventh Amendment thereto dated as of September 27, 1993, the Eighth Amendment thereto dated as of November 30, 1993, the Ninth Amendment thereto dated as of December 30, 1993, the Tenth Amendment thereto dated as of May 1, 1994, the Eleventh Amendment thereto dated as of May 31, 1994, and the Twelfth Amendment thereto dated as of September 30, 1994.

          "Oil and Gas Interest(s)" -- means direct and indirect interests of the Company and the Acquired Entities (other than the interests of FSOC and PRI and any other interests or activities directly relating to the Operating Facilities) in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, mineral, royalty and overriding royalty interest, production payments, operating rights, net profits interests, other non-working interests and non-operating interests.

          "Oil and Gas Properties"-- means (a) the Oil and Gas Interests and (b) all of the Company's and Acquired Entities' interests in and rights with respect to (i) hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (ii) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of the Oil and Gas Interests; and (iii) wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the Oil and Gas Interests; but excluding in (i), (ii) and (iii) above, all interests and rights directly relating to the Operating Facilities.

          "Operating Facilities"--(i) the 240 MW Saranac Power Partners, L.P. cogeneration facility and all gas pipeline facilities (including those operated by North Country Gas Pipeline, Inc.), steamlines and interconnection facilities related thereto, including the backup boiler ("Saranac"); (ii) the 200 MW Power Resources, Inc. cogeneration facility and all gas pipeline facilities (including those operated by Big Spring Pipeline Company), steamline facilities and interconnection facilities, related thereto ("PRI"); and (iii) the 80 MW NorCon Power Partners, L.P. cogeneration facility and all gas pipeline facilities, steamline facilities and interconnection facilities, related thereto and the ARP facilities and related pipelines and backup boiler ("NorCon"), in each case (other than with respect to the Saranac backup boiler) to the extent that the Acquired Entities and/or Operating Facilities own or operate or have the exclusive right to use any such assets, (each of Saranac, PRI and NorCon being referred to herein as an "Operating Facility" and collectively as "Operating Facilities").

          "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other
Governmental Body or by any arbitrator.

          "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person in accordance with applicable Legal Requirements and Governmental Authorizations and not in connection with any extraordinary or unusual transaction
     (including an acquisition or disposition of assets); and

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.
          "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation;
(b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership;
(d) the articles of limited liability and operating or limited liability company agreement (if any) of a limited liability company; (e) the trust agreement or trust instrument of a trust any other related trust formation or governance documents; (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and
(g) any amendment to any of the foregoing.

          "Partnership Interests"--each of the limited partner and general partner interests in the Partnerships held indirectly by the Company in the names and percentage amounts as set forth on Schedule 1.5 to the Disclosure Letter.

          "Partnerships"--Morgan Creek Partners, L.P., a Texas limited partnership, Saranac Power Partners, L.P., a Delaware limited partnership, and NorCon Power Partners, L.P., a Delaware limited partnership.

          "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "Post Closing Balance Sheet Adjustments"--as defined in Section 2.6.

      "Post Closing Adjustment Date"--as defined in Section 2.5.

      "Preliminary June 30 Balance Sheets"--as defined in Section 2.5.

      "Preliminary July 31 Balance Sheets"--as defined in Section 2.5.

          "PRI Loan Agreement"--the Amended and Restated Term Loan Agreement, dated as of December 30, 1988, as amended by Amendment No. 1, dated as of May 1, 1989, as further amended by Amendment No. 2, dated as of April 28, 1989, as further amended by Amendment No. 3, dated as of June 1, 1990, as further amended by Amendment No. 4, dated as of April 15, 1991, and as further amended by Amendment No. 5, dated as of June 29, 1995 (as so amended, the "Amended Term Loan Agreement"), among Credit Suisse and Merita Bank Ltd., Grand Cayman Branch (formerly Kansallis-Osake-Pankki) as Term Lenders, the other Term Lenders named therein, Power Resources, Inc., as Borrower, and Credit Suisse, as Agent (collectively, the "PRI Lenders").

          "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, claim or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "Project Documents"--each (i) power purchase or sale agreement, interconnection agreement, fuel purchase agreement (gas, diesel, refinery off-gas, jet fuel, etc.) if such fuel agreement is not terminable by the Acquired Entities without penalty or Cost on 30 days' or less notice,, steam sale or thermal host agreement, fuel transportation agreement, water supply agreement or usage permit, sewer use agreement or permit, waste disposal agreement and O&M agreement to which any of the Acquired Entities are a party, and (ii) each Governmental Authorization granted and available to an Acquired Entity in respect of its operations or those of any Operating Facility.

          "Property"--as defined in Section 9.3.

          "Purchase Price"--as defined in Section 2.2.

          "Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

          "Remedial Action"--any action required to (i) clean up, remove, remediate, permanently remedy or treat Hazardous Materials, including, without limitation, actions defined under
Section 101 of CERCLA (ii) prevent a Release or Threat of Release of any Hazardous Material, (iii) perform pre-remedial studies, investigations or post-remedial monitoring and care, (iv) cure a violation of Environmental Law or (v) take corrective action under Sections 3004(u), 3004(v) or 3008(h) of the Resource Conservation Recovery Act, 42 U.S.C. 6901 et seq. or analogous state law.

          "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

          "Retained Employee" - each employee of an Acquired Entity who is listed on Schedule 3.21 of the Disclosure Letter, other than any plant manager deleted from such Schedule 3.21 at the request of CE made at any time at least two (2) days prior to the Closing Date, and who is employed by an Acquired Entity immediately following the Closing.

          "Saranac Loan Agreement"--the Amendment and Restatement dated as of September 30, 1994 of the Loan Agreement dated as of December 29, 1992 between Saranac Power Partners, L.P. in conjunction with the County of Clinton Industrial Development Agency (as Borrowers), North Pipeline Corporation, and Credit Suisse as Agent for the Lenders, Credit Suisse, ABN-AMRO Bank, N.V., National Westminster Bank PLC and the Fuji Bank, Limited, New York branch, as Co-Agents, The Sumitomo Bank, Limited, as Lead Manager, the Lenders party thereto and General Electric Capital Corporation (collectively, the "Saranac Lenders").

          "Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "Sellers"--as defined in the first paragraph of this Agreement.

          "Sellers' Agent"--Dewhurst, in his capacity as attorney and agent for the Sellers pursuant to Section 10.3 of this Agreement.

          "Senior Lenders"-the NorCon Lenders, the PRI Lenders and the Saranac Lenders.

          "Senior Loan Agreements"-- the NorCon Loan Agreement,
PRI Loan Agreement and Saranac Loan Agreement.

          "Shares"--as defined in the Recitals of this Agreement.

          "Reorganization"--as defined in Section 5.9 of this Agreement.

          "Stock Option Agreement"--the stock option agreement to be entered into on the Closing Date by and between David H.
Dewhurst and CE regarding the grant of options to purchase
300,000 shares of common stock of CE in the form attached hereto as Exhibit G.

          "Subsidiaries"--all corporations, partnerships, joint ventures and other entities with respect to which the Company, directly or indirectly through one or more intermediaries, (i) beneficially owns 10% or more of any class or type of equity securities or other profits interest, (ii) controls the combined voting power of interests ordinarily entitled to vote for or otherwise direct the management or affairs or (iii) is the general partner or managing member.

          "Tax or Taxes " -- all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including but not limited to income, excise, property, sales, use, value added, environmental, franchise, payroll, transfer, gross receipts, withholding, social security and unemployment taxes imposed by any Governmental Body, including any interest, penalty and expense relating to such taxes, charges, fees, levies or other assessments.

          "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          "Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the human health, natural resources or environment that may result from such Release.

          "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or, to any of the Sellers' Knowledge, orally or any notice has been given in writing, or to any of the Sellers' Knowledge, orally, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

          "Transaction Costs"--as defined in Section 10.1 of this Agreement.

          "Transaction Documents"--collectively, this Agreement, the Escrow Agreement, the Consulting Agreement, the Stock Option Agreement, the Houston Lease Assignment, the transfer and assumption agreements relating to the Excluded Service Contracts, the Reorganization documentation, the FSOC Warrant Cancellation Agreements, all other Excluded Employee, Excluded Asset or Excluded Subsidiary transfer and assumption documents (including, without limitation, all benefit plan transfer documents), each of which shall be on terms and conditions reasonably satisfactory to the Buyer, the CE Guaranty, the Individual Guarantees and all other documents, agreements and instruments contemplated thereby or delivered in connection therewith, and such other documents, agreements, and agreements as the Sellers and the Buyer may deem necessary and advisable in connection with the Contemplated Transactions.

          "User"--any Person now or heretofore occupying, owning, operating, managing, leasing, subleasing, possessing, using or controlling the Facilities or any part or aspect of the Facilities.

          "Warrants"--the outstanding FSOC Warrants and any other warrants for or rights or options to acquire shares of capital stock, partnership interests or other equity securities.

                             ARTICLE

                         STOCK PURCHASE

          Section   Shares.

          Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver his Shares to the Buyer, and the Buyer shall purchase and accept the Shares from the Sellers.

          Section   Purchase Price.

          The aggregate purchase price (the "Purchase Price") for the Shares will be $226,000,000 (i) minus the Closing Date
Balance Sheet Adjustments and Post-Closing Balance Sheet
Adjustments, if applicable, and (ii) subject to potential further post-closing adjustments pursuant to Section 2.8.

          Section   Closing.

          The closing of the sale and purchase of the Shares (the "Closing") provided for in this Agreement will take place at 10:00 a.m., Houston time, on August 5, 1996, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date") at the offices of Vinson & Elkins, 2300 First City Tower, 1001 Fannin, Houston, Texas 77022 or at such other place as the parties hereto shall agree in writing.

          Section   Closing Obligations.

          In full consideration and exchange for the Shares on the Closing Date, the Buyer shall thereupon pay to the Sellers the Closing Date Purchase Price as defined in Section 2.4(c) below by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers at least two business days prior to the Closing Date. The Closing Date Purchase Price shall be subject to possible subsequent adjustment to equal the Purchase Price, as provided in Sections 2.5, 2.6 and
2.8 below.

          At the Closing:

            Each Seller shall deliver to the Buyer or its designees:

                 stock certificates representing his or its Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank.

                 a certificate executed by him or it to the effect that each of the representations and warranties made by him in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by the Sellers to the Buyer prior to the Closing Date in accordance with Section 5.6); and

            Dewhurst shall deliver to the Buyer or its designee the Consulting Agreement and the Stock Option Agreement, executed and/or acknowledged and accepted by Dewhurst.

            In consideration and exchange for the Shares, the Buyer shall thereupon deliver:

                to the Sellers, the aggregate sum of $226,000,000
          (x) minus the Closing Date Balance Sheet Adjustments, if any, and (y) minus the amount paid to the Escrow Agent pursuant to Section 2.4(c)(ii) (such sum, as so adjusted, the "Closing Date Purchase Price") by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers prior to the Closing Date, which aggregate sum shall be allocated in the percentage proportions set forth opposite each Seller's name on Schedule 2.4(c)(i) to the Disclosure Letter;

                 to the Escrow Agent, the sum of $8,000,000 by wire transfer of immediately available funds to be held in the escrow account in accordance with the terms and provisions of the Escrow Agreement;

                 to the Sellers' Agent, a certificate executed by a duly authorized officer of the Buyer to the effect that each of the representations and warranties made by the Buyer in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

                 to Dewhurst, the Consulting Agreement and the Stock Option Agreement, executed by the Buyer.

            The Buyer and the Sellers will enter into an escrow agreement in the form of Exhibit D (the "Escrow Agreement") with the Escrow Agent.

            The Buyer and CE and the Sellers will also enter into and deliver to the other all of the Transaction Documents to which they are a party and such other documents as may be required pursuant to Section 6 or 7, as applicable.


          Section   Preparation of Balance Sheets.

               Sellers shall prepare the three proforma June 30 Balance Sheets referred to below and, with Buyer's written consent, attach them as Exhibits hereto upon execution of this Agreement (individually, the "Preliminary" draft of each such balance sheet and collectively, the "Preliminary June 30 Balance Sheets") and Sellers shall also prepare the three final June 30 Balance Sheets referred to below and, with Buyer's consent, attach them as Exhibits hereto at the Closing Date (individually, the "Final" version of each such balance sheet and collectively, the "Final June 30 Balance Sheets") for purposes of determining the Closing Date Balance Sheet Adjustments (as hereinafter defined), if applicable.

               In addition, Sellers shall prepare the three proforma July 31 Balance Sheets referred to below and, with Buyer's written consent, attach them as Exhibits hereto at the Closing Date (individually, the "Preliminary" draft of each such balance sheet and collectively, the "Preliminary July 31 Balance Sheets") and Sellers shall also prepare three final July 31 Balance Sheets referred to below within 30 days following the Closing and, with Buyer's written consent, attach them as post-closing Exhibits hereto on the 45th day (the "Post Closing Adjustment Date") following the Closing (individually, the "Final" version of each such balance sheet and collectively, the "Final July 31 Balance Sheets") for purposes of determining the Post Closing Balance Sheet Adjustments (as hereinafter defined), if applicable.

     "Consolidated June 30 Balance Sheet" means the consolidated balance sheet of the Company prepared by Sellers which reflects all assets and liabilities in accordance with GAAP and prepared on a basis consistent with past practice and consistent with the Balance Sheet and, in addition, which provides footnote disclosure or supporting schedules of any and all liabilities (whether accrued, contingent or otherwise to the extent such liabilities (i) constitute liabilities under the Statement of Accounting Standards No. 5 or (ii) swaps and other financial derivatives or instruments not identified on the balance sheet or
(iii) any other similar off-balance sheet obligations regardless of whether there are offsetting assets) of which Sellers have Knowledge and which is to be reviewed by Buyer and Deloitte and Touche LLP ("DT") and shall only be accepted with the written consent of Buyer. The approved proforma Preliminary Consolidated June 30 Balance Sheet will be attached to this Agreement as
Exhibit I. Thereafter following the Company's accounting department close for the month of June but in no event later than July 15, 1996, Sellers shall prepare a Final Consolidated June 30 Balance Sheet which is prepared on a consistent basis with the Preliminary version and which is to be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer at Closing. Sellers are obligated to disclose to Buyer in writing all supplements or modifications to the Final Consolidated June 30 Balance Sheet of which Sellers have Knowledge prior to the Closing Date and any such supplement or modification shall be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer.

     "Holding Company June 30 Balance Sheet" means the holding company balance sheet of the Company prepared by Sellers which reflects all assets and liabilities of the Company (on a consolidated basis but excluding its interests in the PRI Operating Facility and Excluded Assets as of June 30, 1996) in accordance with GAAP and, in addition, which provides footnote disclosure or supporting schedules of any and all liabilities (whether accrued, contingent or otherwise to the extent such liabilities (i) constitute liabilities under the Statement of Accounting Standards No. 5 or (ii) swaps and other financial derivatives on instruments not identified on the balance sheet or
(iii) any other similar off-balance sheet obligations regardless of whether there are offsetting assets) of which Sellers have Knowledge and which is to be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer. The approved proforma Preliminary Holding Company June 30 Balance Sheet will be attached to this Agreement as Exhibit J. Thereafter following the accounting department close for the month of June but in no event later than July 15, 1996, Sellers shall prepare a Final Holding Company June 30 Balance Sheet which is prepared on a consistent basis with the Preliminary version and which is to be reviewed by Buyer and DT and accepted in writing by Buyer at Closing. Sellers are obligated to disclose to Buyer in writing all supplements or modifications to the Final Holding Company June 30 Balance Sheet of which Sellers have Knowledge prior to the Closing Date and any such supplement or modification shall be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer.

     "As Adjusted June 30 Balance Sheet" means the consolidated balance sheet of the Company prepared by Sellers which gives effect on June 30, 1996 to the Reorganization of Excluded Subsidiaries, Excluded Assets and Excluded Liabilities but which otherwise reflects all assets and liabilities in accordance with GAAP and, in addition, which provides footnote disclosure or supporting schedules of any and all liabilities (whether accrued, contingent or otherwise to the extent such liabilities constitute
(i) liabilities under the Statement of Accounting Standards No. 5 or (ii) swaps and other financial derivatives or instruments not identified on the balance sheet or (iii) any other similar off-balance sheet obligations regardless of whether there are offsetting assets) of which Sellers have Knowledge and which is to be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer. The approved proforma Preliminary As Adjusted June 30 Balance Sheet will be attached to this Agreement as Exhibit K. Thereafter following the accounting department close of the month of June but in no event later than July 15, 1996, Sellers shall prepare a Final As Adjusted June 30 Balance Sheet which is prepared on a consistent basis with the Preliminary version and which is to be reviewed by Buyer and DT and shall only be accepted with the written consent by Buyer at Closing. Sellers are obligated to disclose to Buyer in writing all supplements or modifications to the Final As Adjusted June 30 Balance Sheet of which Sellers have Knowledge prior to the Closing Date and any such supplement or modification shall be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer.

     "Consolidated July 31 Balance Sheet" means the consolidated balance sheet of the Company prepared by Sellers which reflects all assets and liabilities in accordance with GAAP and prepared on a basis consistent with past practice and consistent with the Balance Sheet and, in addition, which provides footnote disclosure or supporting schedules of any and all liabilities (whether accrued, contingent or otherwise to the extent such liabilities constitute (i) liabilities under the Statement of Accounting Standards No. 5 or (ii) swaps and other financial derivatives or instruments not identified on the balance sheet or
(iii) any other similar off-balance sheet obligations regardless of whether there are offsetting assets) of which Sellers have Knowledge and which is to be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer. The approved proforma Preliminary Consolidated July 31 Balance Sheet will be attached to this Agreement as Exhibit L at Closing. Thereafter following the accounting department close for the month of July, Sellers shall prepare within 30 days of Closing a Final Consolidated July 31 Balance Sheet which is prepared on a consistent basis with the Preliminary version and which is to be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer at the Post Closing Adjustment Date. Sellers are obligated to disclose to Buyer in writing all supplements or modifications to the Final Consolidated July 31 Balance Sheet of which Sellers have Knowledge prior to the Post Closing Adjustment Date and any such supplement or modification shall be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer.

     "Holding Company July 31 Balance Sheet" means the holding company balance sheet of the Company prepared by Sellers which reflects all assets and liabilities of the Company (on a consolidated basis but excluding its interests in the PRI Operating Facility and Excluded Assets as of July 31, 1996) in accordance with GAAP and, in addition, which provides footnote disclosure or supporting schedules of any and all liabilities (whether accrued, contingent or otherwise to the extent such liabilities (i) constitute liabilities under the Statement of Accounting Standards No. 5 or (ii) swaps and other financial derivatives or instruments not identified on the balance sheet or
(iii) any other similar off-balance sheet obligations regardless of whether there are offsetting assets) of which Sellers have Knowledge and which is to be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer. An approved proforma Preliminary Holding Company July 31 Balance Sheet will be attached to this Agreement as Exhibit M at Closing.
Thereafter following the accounting department close for the month of July, Sellers shall prepare within 30 days of Closing a Final Holding Company July 31 Balance Sheet which is prepared on a consistent basis with the Preliminary version and which is to be reviewed by Buyer and DT and accepted in writing by Buyer at the Post Closing Adjustment Date. Sellers are obligated to disclose to Buyer in writing all supplements or modifications to the Final Holding Company July 31 Balance Sheet of which Sellers have Knowledge prior to the Post Closing Adjustment Date and any such supplement or modification shall be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer.

     "As Adjusted July 31 Balance Sheet" means the consolidated balance sheet of the Company prepared by Sellers which gives effect on July 31, 1996 to the Reorganization of the Excluded Assets, Excluded Subsidiaries and Excluded Liabilities but which otherwise reflects all assets and liabilities in accordance with GAAP and, in addition, which provides footnote disclosure or supporting schedules of any and all liabilities (whether accrued, contingent or otherwise to the extent such liabilities (i) constitute liabilities under the Statement of Accounting Standards No. 5 or (ii) swaps and other financial derivatives or instruments not identified on the balance sheet or (iii) any other similar off-balance sheet obligations regardless of whether there are offsetting assets) of which Sellers have Knowledge and which is to be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer. The approved proforma Preliminary As Adjusted July 31 Balance Sheet will be attached to this Agreement as Exhibit N at Closing. Thereafter following the accounting department close for the month of July, Sellers shall prepare within 30 days of Closing a Final As Adjusted July 31 Balance Sheet which is prepared on a consistent basis with the Preliminary version and which is to be reviewed by Buyer and DT and accepted in writing by Buyer at the Post Closing Adjustment Date. Sellers are obligated to disclose to Buyer in writing all supplements or modifications to the Final As Adjusted July 31 Balance Sheet of which Sellers have Knowledge prior to the Post Closing Adjustment Date and any such supplement or modification shall be reviewed by Buyer and DT and shall only be accepted with the written consent of Buyer.


          Section   Purchase Price Adjustments.

          (a)  For purposes of all Purchase Price adjustments:

          "June 30 Required Cash Amount" means $11 million at the holding company, Falcon Seaboard Resources, Inc.

          "Post June 30 Required Receipts" means all cash flows, receivables and other receipts received or arising from the ownership or operation of the Acquired Entities and Acquired
Assets from July 1, 1996 until the Closing Date.

          To the extent that any of the following circumstances exist (as reflected on the three Preliminary June 30 Balance Sheets attached as Exhibits hereto, the three Final June 30 Balance Sheets attached as Exhibits hereto on the Closing Date, the three Preliminary July 31 Balance Sheets attached as Exhibits hereto on the Closing Date or the three Final July 31 Balance Sheets attached as Exhibits hereto on the Post Closing Adjustment
Date), there will be a corresponding Purchase Price reduction or reductions on the Closing Date (such reductions on the Closing Date, the "Closing Date Balance Sheet Adjustments") and (without duplication) on the Post Closing Adjustment Date (such reductions on the Post Closing Adjustment Date, the "Post Closing Balance Sheet Adjustments") to the extent indicated below:

     (i) If, prior to July 1, 1996, any Transaction Costs of the Sellers are paid for, incurred or committed to be paid for by any of the Acquired Entities, a reduction in the Purchase Price shall be made to the extent such payment or commitment reduces either the June 30 Required Cash Amount or will reduce the Post June 30 Required Receipts;

     (ii) If the Final Holding Company June 30 Balance Sheet does not reflect (a) unrestricted and freely distributable cash in an amount of at least the Required June 30 Cash Amount; (b) trade payables and accrued liabilities that are fully paid and properly discharged or listed on the attached Schedule X; and
           (c) a remaining working capital balance which is comprised solely of the items listed on the attached
           Schedule X, then, in each of (a), (b) and (c) above, there shall be Purchase Price reductions corresponding to the respective amounts of such variances from the requirements of (a), (b) and (c), if applicable;

     (iii) If the assets and liabilities of the Company reflected on the Final June 30 Balance Sheets as compared to the Preliminary June 30 Balance Sheets, or the Preliminary July 31 Balance Sheets as compared with the Final June 30 Balance Sheets, or on the Final July 31 Balance Sheets as compared with the Preliminary July 31 Balance Sheets, shall have decreased (in the case of assets) or increased (in the case of liabilities) as a result, in whole or in part, of Sellers' breach of the restrictions and covenants herein, including without limitation
           Section 5.2 of this Agreement, then there will in each case be a Closing Date Balance Sheet Adjustment or Post Closing Balance Sheet Adjustment, as applicable, (without duplication) corresponding to the extent such assets have been reduced or liabilities have been increased from such breaches;

           (b) If a dispute between the parties regarding the application or implementation of the foregoing Purchase Price adjustment procedures regarding the Closing Date Balance Sheet Adjustments or the Post Closing Balance Sheet Adjustments occurs (including disputes arising from the failure of Buyer to deliver consent to any of the balance sheets as described above), then the issues in dispute will be submitted to a "big six" firm of independent certified public accountants to be selected and agreed upon by Buyer and Sellers' Agent (the "Accountants") for resolution. Upon such submission to the Accountants, (i) each party will furnish to the Accountants (within 15 days after such initial submission or any subsequent documentation request by the Accountants) such workpapers and other documents and information relating to the disputed issues as the Accountants may reasonably request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a written notice delivered to both parties by the Accountants (the "Accountants' Determination"), will be binding and conclusive on the parties; and (iii) the Buyer and the Sellers will each bear 50% of the fees of the Accountants for such determination.

          (c) On the tenth business day following the final determination of the Post Closing Balance Sheet Adjustments, the Sellers will pay the difference to the Buyer or, at the Buyer's sole option, without waiver of any of its other remedies against Sellers, the Buyer may set off the amount of such difference against the Escrow Funds. All payments will be made together with interest at 10% compounded daily beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to the Buyer shall be made by wire transfer to such bank account as the Buyer will specify.

          Section   [Intentionally omitted]

          Section   Adverse Contractual Development.

          If the Closing occurs and an Adverse Contractual Development occurs, then Buyer shall promptly notify the Sellers Agent and furnish the Sellers and the Escrow Agent a statement specifying in reasonable detail the Costs incurred by PRI or CE (which shall be quantified by CE, using a present value analysis, to the extent they will be incurred over a period of time) as a result of the Adverse Contractual Development. Payment for the amount of any such claim by Buyer shall be made solely from the Escrow Funds in accordance with the procedures set forth in the Escrow Agreement.


                             ARTICLE

            REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each Seller hereby severally and not jointly represents and warrants to the Buyer as follows:

          Section   Organization and Good Standing.

            Schedule 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Entity of its name, its jurisdiction of incorporation , formation or other organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder or partner and the number (and percentage) of shares or partnership interests held directly or indirectly by the Company and by third Persons in each such Acquired Entity). Each Acquired Entity is a corporation or partnership duly organized, validly existing, and (if applicable) in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite corporate (or other analogous) power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Entity which is a corporation is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

            The Sellers have made available to the Buyer copies of the Organizational Documents of each Acquired Entity, as currently in effect, and such copies are accurate and complete as of the date hereof and will be as of the Closing.

          Section   Authority; No Conflict.

            This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against him in accordance with its terms. Upon the execution and delivery by the Sellers, the Acquired Entities, the Individual Guarantors, the Individual Guarantor Affiliates and the other parties to any of the Transaction Documents which are Affiliates of Dewhurst or the Company, including without limitation any Excluded Subsidiaries (collectively, the "Affiliated Transaction Entities"), of the Transaction Documents to which they are signatories, whether in an individual or other capacity, the Transaction Documents will constitute legal, valid and binding obligations of the Sellers and/or Acquired Entities and/or Individual Guarantors and/or the Individual Guarantor Affiliates and/or Affiliated Transaction Entities party thereto, enforceable against such Sellers, the Acquired Entities, Individual Guarantors, the Individual Guarantor Affiliates and Affiliated Transaction Entities in accordance with their respective terms. Subject to compliance with the HSR Act in respect of the sale of the Shares pursuant to this Agreement, such Seller, the Acquired Entities, the Individual Guarantors, the Individual Guarantor Affiliates and Affiliated Transaction Entities have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which they are parties and to perform their respective obligations hereunder and thereunder. Each Transaction Document (including, without limitation, this Agreement) that is to be executed and delivered in the name and on behalf of a corporation (other than CE or the Buyer), general or limited partnership, limited liability company or trust will have been executed and delivered by a duly empowered, acting and qualified officer, general partner, partner, managing member, member or trustee, as applicable, of such entity , and the execution and delivery of the same by such person on behalf of such entity will have been duly authorized (or are otherwise permitted) by appropriate corporate proceedings, necessary consents of partners or members and in accordance with the Organizational Documents of such entity.

           Neither the execution and delivery by the Sellers of this Agreement or by any of the Sellers, Acquired Entities, Individual Guarantors, the Individual Guarantor Affiliates or Affiliated Transaction Entities of any of the Transaction Documents nor the consummation or performance by such parties of any of the Contemplated Transactions to be consummated or performed by them will, directly or indirectly (with or without notice or lapse of time):

                 contravene, conflict with, or result in a violation of (A)any provision of the Organizational Documents of any of the Sellers, the Acquired Entities, Individual Guarantors, the Individual Guarantor Affiliates or Affiliated Transaction Entities, or
          (B) any resolution adopted by the board of directors or the stockholders or by the management committee or partners of any of the Sellers, any Acquired Entity or Individual Guarantor Affiliate or Affiliated Transaction Entity;

                 contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any right or obtain any relief under, any Legal Requirement or any Order to which any Acquired Entity, Affiliated Transaction Entity, Individual Guarantor, Individual Guarantor Affiliate or Seller, or any of the assets owned or used by any Acquired Entity, is subject;

                 contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Entity or Affiliated Transaction Entity, Individual Guarantor Affiliate or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Entity;

                 contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                 result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Entity.

          Subject to compliance with the HSR Act in respect of the sale of the Shares pursuant to this Agreement, no Seller, Acquired Entity, Individual Guarantor, Individual Guarantor Affiliate or Affiliated Transaction Entity is or will be required to give any notice to or obtain any Consent from any Person (including, without limitation, any Governmental Authority) in connection with the execution and delivery of this Agreement or the consummation or performance by the Sellers or any Acquired Entity, Individual Guarantor, Individual Guarantor Affiliate or Affiliated Transaction Entity of any of the Contemplated Transactions to be consummated or performed by the Sellers or any Acquired Entity, Individual Guarantor, Individual Guarantor Affiliate or Affiliated Transaction Entity hereunder or thereunder.

          Section   Capitalization of the Company; Title to
Shares.

               The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $.01 per share, of which 1,189.18 shares are issued, outstanding and owned by the Sellers and constitute the Shares. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable. Each Seller has, and will have at the Closing, valid and marketable title to the number of Shares set forth beside such Seller's name on the signature page to this Agreement, free and clear of all Encumbrances.

               There are no Contracts or other arrangements obligating the Company to issue, sell, pledge, dispose of or encumber (i) shares of any class of capital stock of the Company, (ii) any options, warrants or rights of any kind to acquire any class of capital stock of the Company or (iii) any securities that are convertible into or exercisable or exchangeable for any shares of any class of capital stock of the Company.

               There are no Contracts or other arrangements obligating the Company to redeem, purchase or acquire or offer to acquire (i) any shares of any class of capital stock of the Company, (ii) any outstanding options, warrants or rights to acquire any shares of any class of capital stock of the Company or (iii) any securities that are convertible into or exercisable or exchangeable for any shares of any class of capital stock of the Company.

               There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights affecting the capital stock of the Company.

          Section   Subsidiaries.

               Except for those entities listed on Schedule
     3.4(a) of the Disclosure Schedule (collectively, the "Liquidated Companies"), the Acquired Entities (excluding the Company) and the Excluded Subsidiaries constitute all of the Subsidiaries which are presently, or at any time within the past two years have been, directly or indirectly owned by the Company.

               All of the shares of stock of the Acquired
     Entities that are corporations have been duly authorized and are validly issued, fully paid and nonassessable. All of the general and limited partnership interests (whether certificated or uncertificated) of Acquired Entities which are partnerships are validly authorized, issued and outstanding in accordance with the Organizational Documents of such partnerships, and no liability for additional capital contributions under claim of right by any person or otherwise under the terms of such Organizational Documents attaches thereto. The Company (directly or indirectly through one or more Subsidiaries) has, and will have at the Closing, valid and marketable title to the shares of stock, general or limited partnership interests, other equity interests, or any securities that are convertible into or exercisable or exchangeable for equity interests of the Acquired Entities owned by it, free and clear of Encumbrances.

               Other than the FSOC Warrants, there are no Contracts or other arrangements obligating any Acquired Entity to issue, sell, pledge, dispose of or encumber (i) shares of stock, general or limited partnership interests or other equity interests of such Acquired Entity or rights to acquire the assets thereof, (ii) any options, warrants or rights of any kind to acquire shares of stock, general or limited partnership interests or other equity interests of such Acquired Entity or (iii) any securities that are convertible into or exercisable or exchangeable for any shares of stock, general or limited partnership interests or other equity interests of such Acquired Entity.

               Except as set forth in Schedule 3.4(d) of the Disclosure Letter, there are no Contracts or other arrangements obligating any Acquired Entity to redeem, purchase or acquire or offer to acquire (i) shares of stock, general or limited partnership interests or other equity interests of such Acquired Entity, (ii) any outstanding options, warrants or rights of any kind to acquire shares of stock, general or limited partnership interests or other equity interests of such Acquired Entity or (iii) any securities that are convertible into or exercisable or exchangeable for any shares of stock, general or limited partnership interests or other equity interests of such Acquired Entity or the assets thereof.

               Except as disclosed in Schedule 3.4(e) of the Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights affecting the stock, general or limited partnership interests or other equity interests of any Acquired Entity.

          Section   Financial Statements.

          The Sellers have heretofore furnished to the Buyer:
(a) audited consolidated balance sheets of the Company (excluding the Excluded Subsidiaries) as at December 31st in each of the years 1993 through 1994, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of DT, independent certified public accountants,
(b) an audited consolidated balance sheet of the Company (excluding the Excluded Subsidiaries) as at December 31, 1995 (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of DT, independent certified public accountants, and (c) the three Preliminary June 30 Balance Sheets and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the five months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Entities as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and the other requirements of Section 2.6; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Entities and the Excluded Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

          Section   Books and Records.

          (a) The minute books and stock record books, and other similar records of the Acquired Entities, all of which have been made available to the Buyer, are complete and correct in all material respects and reflect all significant actions authorized or taken by such entities. At the Closing, all such books and records will be in the possession of the Acquired Entities.

          (b) The documentation provided to lenders under the Senior Loan Agreements of the Operating Facilities regarding project finance monthly loan draws since the Balance Sheet date are complete and correct in all material respects and accurately reflect the expenditure and disbursement transactions described therein and the basis therefor pursuant to the requirements of the loans made thereunder.

          Section   Title to Operating Facility Properties and
Other Properties; Encumbrances.


          (a) Each of the Partnerships and/or Operating Facilities, alone or together with other Acquired Entities, owns or holds, as applicable, all interests in real property (fee simple, lease, easements or other interests, as applicable) necessary or desirable for the conduct of its business and the continued operation of the Operating Facilities in accordance with the Project Documents and consistent with past practice.


          (b) The Acquired Entities and/or Operating Facilities own (with good and marketable fee simple title in the case of owned real property, easements or rights of way and good and valid leasehold title, easements or rights of way in the case of leased real property, easements or rights of way subject only to the matters permitted by the following sentence) or otherwise have the valid and enforceable right to use all the properties, interests and assets (whether real, personal, or mixed and whether tangible or intangible) that they regularly use in the conduct of their businesses or purport to own, including, without limitation, all of the properties, leaseholds, other interests and assets reflected in the Balance Sheet and the Preliminary June 30 Balance Sheets (except for (i) personal property sold since the date of the Balance Sheet and the Preliminary June 30 Balance Sheets, as the case may be, in the Ordinary Course of Business and (ii) the Excluded Assets and (iii) other assets held by the Excluded Subsidiaries. All material properties, interests and assets reflected in the Balance Sheet and the June Balance Sheet are free and clear of all Encumbrances (and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, liens for current taxes not yet due, minor imperfections of title, if any, and similar minor Encumbrances), except for any such Encumbrances or rights of way, building use restrictions, exceptions, variances, reservations or limitations, as applicable, that (i) apply only to Excluded Assets or (ii) that do not impair the present or anticipated use of the property subject thereto or the operations of any Acquired Entity in each case in a manner consistent with past practices.

          Section   Condition and Sufficiency of Assets.

          The buildings, plants, structures, and Equipment owned, leased or used by the Acquired Entities have been the subject of maintenance practices which are consistent with good industry practice and manufacturers' specifications and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the Sellers' Knowledge, the building, plants, structures, and Equipment of the Acquired Entities are structurally sound, in good operating condition and repair and sufficient for the continued conduct of the Acquired Entities' businesses immediately after the Closing in substantially the same manner as conducted in the twelve month period ending on the Closing Date.

          Section   Accounts Receivable.

          Except as disclosed in Schedule 3.9 of the Disclosure Letter, all accounts receivable of the Acquired Entities that are reflected on the Balance Sheet or the Preliminary June 30 Balance Sheets or on the Final June 30 Balance Sheets or the accounting records of the Acquired Entities as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Preliminary June 30 Balance Sheets or on the Final June 30 Balance Sheets or the accounting records of the Acquired Entities as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserves reflected in the Preliminary June 30 Balance Sheets and the Final June 30 Balance Sheets represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Except as disclosed in Schedule 3.9 of the Disclosure Letter, and subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. Except as disclosed in Schedule
3.9 of the Disclosure Letter, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.9 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Preliminary June 30 Balance Sheets, which list sets forth the aging of such Accounts Receivable.

          Section  Certain Project Participants.

          Except as disclosed in Schedule 3.10 of the Disclosure Letter, to the Knowledge of the Sellers, no steamhost, fuel supplier, fuel transporter, pipeline provider or partner ("Non-Utility Project Participant") is the subject of any pending or Threatened Proceeding or other event or circumstance which would, individually or in the aggregate, cause such Non-Utility Project Participant to be unwilling or unable to perform any of its material obligations under the Project Documents to which it is a party.

          Section  No Undisclosed Liabilities.

          Except as set forth in the Disclosure Letter, the Acquired Entities have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Preliminary June 30 Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

          Section  Taxes.

          Except as set forth in Section 3.12 of the Disclosure
Letter:

            The Acquired Entities have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Sellers have delivered to the Buyer copies of, and Schedule 3.12 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since December 31, 1994. The Acquired Entities have paid, or made provision for the payment of, all Taxes that have or, to Sellers' Knowledge, may become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Sellers or any Acquired Entity, except such Taxes, if any, as are listed in Schedule 3.12 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

            The United States federal and state income Tax Returns of each Acquired Entity subject to such Taxes have been audited by the IRS or relevant state tax authorities for all taxable years listed on Schedule 3.12(b) of the Disclosure Letter. Schedule 3.12 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in
     Schedule 3.12 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Schedule 3.12 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Entity or any group of corporations including any Acquired Entity for all taxable years since those listed on
     Schedule 3.12(b) of the Disclosure Letter, and the resulting deficiencies proposed by the IRS. Except as described in
     Schedule 3.12 of the Disclosure Letter, no Seller or Acquired Entity has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Entity or for which any Acquired Entity may be liable.

            Except as disclosed in Schedule 3.12 of the Disclosure Letter, the charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Entity are adequate (determined in accordance with GAAP) and, to the Sellers' Knowledge, are at least equal to that Acquired Entity's liability for Taxes. There exists no proposed tax assessment against any Acquired Entity except as disclosed in the Balance Sheet or in Schedule 3.12 of the Disclosure Letter. No consent to the application of
     Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Entity. All Taxes that any Acquired Entity is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

            All Tax Returns filed by (or that include on a consolidated basis) any Acquired Entity are true, correct, and complete in all material requests. There is no tax sharing agreement that will require any payment by any Acquired Entity after the date of this Agreement.

            The consummation of the Contemplated Transactions will not cause CE or any Acquired Entity to become subject to, or to become liable for the payment of, any Tax (excluding any Tax which is an Excluded Liability) or, to the Knowledge of the Sellers, cause any of the assets owned by any Acquired Entity to be reassessed or revalued by any taxing authority or other Governmental Body.

          Section  No Material Adverse Change.

          Except as specifically disclosed on Schedule 3.13 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Entity and no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change.

          Section  Employee Benefits.

          (a) Schedule 3.14(a) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations. True, correct and complete copies of each of the Company Plans, and related trusts, if applicable, including all amendments thereto, have been delivered to the Buyer. There has also been delivered to the Buyer, with respect to each Company Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Company Other Benefit Obligations have also been delivered to the Buyer.

          (b) No Company Plan is or was subject to Title IV of ERISA, and no Company Plan is or was a multiemployer plan within the meaning of 3 (37) of ERISA. No Acquired Entity has any outstanding unpaid liability to, or with respect to, any employee benefit plan that is subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of 3
(37) of ERISA. No Acquired Entity has incurred, nor does any Acquired Entity have any reason to expect to incur, any liability to the PBGC, a trustee appointed under Section 4042 of ERISA, or any multiemployer plan.

          (c) Except as disclosed on Section 3.14(a) of the Disclosure Letter:

               (i)  Each Acquired Entity has performed all
     material obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Company Plans and the Company Other Benefit
     Obligations;

               (ii) Each Company Plan and Company Other Benefit Obligation has been administered, maintained and operated in accordance with the terms thereof and in compliance with applicable law (including, where applicable, ERISA and the IRC);

               (iii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Sellers, threatened against, or with respect to, any of the Company Plans or Company Other Benefit Obligations or their assets; and

               (iv) No act, omission or transaction has occurred which would result in imposition on an Acquired Entity of
     (A) liability or damages for breach of fiduciary duty under 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the IRC.

               (v) Except to the extent required under ERISA 601 et seq. and IRC 4980B, no Acquired Entity provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

               (vi) The Sellers and all Acquired Entities have complied with the provisions of ERISA 601 et seq. and IRC
     4980B.

               (vii) No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Entity will be non-deductible to the Acquired Entities under IRC 280G or subject to tax under IRC 4999; nor will any Acquired Entity be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

               (viii)    The consummation of the Contemplated
     Transactions will not result in the payment, vesting or acceleration of any benefit (except for Excluded
     Liabilities).

               (ix) No Acquired Entity is a party to any employment or similar agreement with any Retained Employee that is not an Excluded Liability.

          (d) With respect to any employee benefit plan, within the meaning of 3(3) of ERISA, which is not listed in Schedule 3.14(a) of the Disclosure Letter but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with an Acquired Entity, within the meaning of 414(b), (c) or
(m) of the IRC or  4001 of ERISA ("Commonly Controlled Entity"),
(i) no withdrawal liability, within the meaning of 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the PBGC, or a trustee appointed under Section 4042 of ERISA, has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of 302 of ERISA or 412 of the IRC have been timely made.

          (e) The Company 401(k) Plan is the only Company Plan that is intended or required to be qualified under 401(a) of the IRC. The Company 401(k) Plan (i) is the subject of a favorable determination letter from the IRS regarding such qualified status and covering amendments required under the Unemployment Compensation Amendments of 1992, the Omnibus Reconciliation Act of 1993, and the final nondiscrimination regulations under
Section 401(a) (4) of the IRC (or the Company has timely filed the Company 401(k) Plan with the IRS for such a determination letter) and (ii) has not been amended or operated in a way which would adversely affect such qualified status.


          Section  Compliance With Legal Requirements;
Governmental Authorizations.

            Except as set forth in Schedule 3.15 of the Disclosure Letter:

                 each Acquired Entity is, and at all times since December 31, 1993 has been, in full compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                 no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Entity of, or a failure on the part of any Acquired Entity to comply with, any material Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature having a Cost in excess of $50,000; and

                 no Acquired Entity has received, at any time since December 31, 1993, any notice or other communication (whether written or, to Sellers' Knowledge, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Entity to undertake, or to bear all or any portion of the cost of, any remedial action having a Cost in excess of $50,000 of any nature.

           The Company has all Governmental Authorizations necessary or desirable to permit the Acquired Entities to lawfully conduct and operate their businesses in the manner they currently conduct and operate or propose to conduct and operate such businesses and to permit the Acquired Entities to own and use their assets (including all Acquired Assets) in the manner in which they currently own and use such assets. Without limiting the foregoing, North Country Gas Pipeline Corporation ("North Country") has obtained all Governmental Approvals for construction and operation of its pipeline and related facilities and the conduct of its business as presently conducted including, if applicable, all necessary approvals of each contract for the sale of gas and each contract with any Affiliate. All of such approvals are valid and in full force and effect and none of such Governmental Authorizations will be terminated, restricted or otherwise reduced in value as a result of consummation of the Contemplated Transactions; and neither, to Sellers' Knowledge, the Company nor any Acquired Entity or Operating Facility has been informed of any contest or challenge to such Governmental Authorizations or of any violation of the terms thereof, or is aware of any basis for any such challenge or contest or a finding of any such violation. Except as disclosed in Schedule 3.15 of the Disclosure
     Letter:

                 each Acquired Entity is, and at all times since
          December 31, 1993 has been, in full compliance with all of the terms and requirements of each material
          Governmental Authorization;

                 no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any material Governmental Authorization listed or required to be listed in Schedule 3.15 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization;

                 no Acquired Entity has received, at any time since December 31, 1993, any notice or other communication (whether written or, to the Knowledge of Sellers, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                 all applications required to have been filed for the renewal of all Governmental Authorizations possessed by the Acquired Entities at any time within the past five years have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.


           (i) At all applicable times since the date delivery of electric energy commenced, whether for testing or otherwise
     ("Start Date"), each of the Operating Facilities:

               (A) has met the standards for qualifying as a "qualifying cogeneration facility," as such term is (or was, at the time) defined in the Public Utilities Regulatory Policy Act, as amended ("PURPA"), the regulations of FERC thereunder ("PURPA Regulations"), and the current interpretations of FERC and courts of competent jurisdiction of PURPA and such regulations (collectively, PURPA, the regulations and all such interpretations, the "PURPA Requirements"); and

               (B)  has met the operating standard and the
          efficiency standard of the PURPA Requirements without the need for any waiver in each calendar year.

          (ii) Each of the Partnerships and/or Operating Facilities has in effect a contract with an entity under which such entity (the "Thermal Host") has agreed to purchase steam from such Operating Facility and use such steam for an industrial or commercial process or for heating or cooling, or has agreed to obtain cooling or chilling service from such Partnership and/or Operating Facility, or both, in aggregate amounts which equal or exceed the projected amount of "useful thermal output" required for continued qualification of the facility as a qualifying cogeneration facility under the PURPA Requirements, and each such contract runs for a period of at least as long as the power purchase agreement of such Operating Facility, subject only to the specific termination provisions therein. None of the Partnerships or Operating Facilities has materially breached any agreement with a Thermal Host, or, except as specifically disclosed on Schedule 3.15(c)(ii) of the Disclosure Letter, has been informed of any alleged material breach by the Partnerships or Operating Facility owner of an agreement with a Thermal Host, or, to Sellers' Knowledge has learned of any material breach or threatened breach by a Thermal Host of any agreement with such Partnerships or Operating Facility owner.

          Section  Legal Proceedings; Orders.

            Except as set forth in Schedule 3.16 of the Disclosure Letter, there is no pending Proceeding:

                 that has been commenced by or against any Acquired Entity or, to the Knowledge of the Sellers, any Non-Utility Project Participant that could reasonably be expected to adversely affect the business of, or any of the material assets owned or used by, any Acquired Entity; or

                 that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the performance or consummation by any of the parties (other than CE and Buyer) of any of the Contemplated Transactions.

          To the Knowledge of Sellers, (1) no such Proceeding has been Threatened and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Sellers have delivered to the Buyer copies of all material pleadings relating to each Proceeding listed in Schedule 3.16 of the Disclosure Letter.

            Except as set forth in Schedule 3.16 of the Disclosure Letter:

                 each Acquired Entity is in full compliance with all of the terms and requirements of each material
          Order to which it, or any of the assets owned or used by it, is subject;

                 no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order to which any Acquired Entity, or any of the assets owned or used by any Acquired Entity, is subject; and

                 no Acquired Entity has received, at any time since December, 1993, any notice or other communication (whether written or, to Sellers' Knowledge, oral) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any such Order to which any Acquired Entity, or any of the assets owned or used by any Acquired Entity, is or has been subject.

          Section  Absence of Certain Changes and Events.

          Except as set forth in Schedule 3.17 of the Disclosure
Letter, since the date of the Balance Sheet, the Acquired
Entities have conducted their businesses only in the Ordinary
Course of Business and there has not been any:

            change in any Acquired Entity's authorized or issued capital stock or partnership interests; grant of any stock option or right to purchase shares of capital stock or partnership interests of any Acquired Entity; issuance of any security convertible into such capital stock or partnership interests; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Entity of any shares of any such capital stock or partnership interests; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or partnership interests;

            amendment to the Organizational Documents of any Acquired Entity;

            payment or increase by any Acquired Entity of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Entity;

            damage to or destruction or loss of any asset or property of any Acquired Entity, whether or not covered by insurance, adversely affecting the properties, assets, business, financial condition or prospects of the Acquired Entities in an aggregate amount exceeding $250,000;

            except in the Ordinary Course of Business, entry into, termination of, or receipt of notice of termination of
     (i) any license, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Entity of at least $250,000;

            sale (other than sales of inventory in the Ordinary Course of Business), lease, transfer or other disposition of any asset or property (including, without limitation, any Contract rights) of any Acquired Entity or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Entity, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

            cancellation or waiver of any claims or rights with an aggregate value to any Acquired Entity in excess of $250,000;

            material change in the accounting methods used by any Acquired Entity; or

            agreement, whether oral or written, by any Acquired
     Entity to do any of the foregoing.

          Section  Contracts; No Defaults.

            The Sellers have delivered or made available to the Buyer true and complete copies, of:

                 each Project Document;

                 each Applicable Contract involving the creation, incurrence, assumption or guaranty of any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $250,000;

                 each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more
          Acquired Entities in excess of $250,000;

                 each other lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any fee, leasehold or other interest in, any real or personal property (except any such Contract having a value per item or aggregate payments of less than $250,000);

                 each licensing agreement or other Applicable
          Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual
          Property;

                 each profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the employees of any Acquired Entity;

                 each nonterminable Applicable Contract for the employment of any individual or any Applicable Contract providing for termination or severance benefits;

                 each joint venture, partnership or limited liability company Contract and other Applicable
          Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired
          Entity with any other Person;

                 each Applicable Contract containing covenants that limits the freedom of any Acquired Entity to engage in any line of business or to compete with any Person;

                 each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Entity to be responsible for consequential damages exceeding $250,000;

                 each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Entity other than in the Ordinary Course of Business exceeding $250,000;

                 any other Applicable Contract that
          unconditionally commits any Acquired Entity to expenditure in excess of $100,000;

               any Contract of the Acquired Entities, the Excluded Subsidiaries, their predecessors, or any companies previously owned by them for significant acquisitions or dispositions of stock or assets or other business combinations entered into since January 1, 1991, for which any Acquired Entity will have any liability after the Closing;

               the bank accounts or other accounts with financial institutions of the Acquired Entities in existence at any time on or after December 31, 1995, and the names of all authorized signatories or other account personnel with respect to such accounts, each as listed on Schedule 3.18(a)(xiv); and

                 each amendment, supplement, and modification
          (whether oral or written) in respect of any of the foregoing.

            Except as set forth in Schedule 3.18(b) of the Disclosure Letter:

                 each Acquired Entity is in full compliance with all applicable terms and requirements of each material Applicable Contract under which such Acquired Entity has or had any obligation or liability or by which such Acquired Entity or any of the assets owned or used by such Acquired Entity is or was bound;

                 to such Seller's Knowledge, each other Person that has any obligation or liability under any Contract under which an Acquired Entity has any rights is in compliance in all material respects with all applicable terms and requirements of such Contract; and

                 no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Entity or, to the Knowledge of the Seller, any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Project Document.

            Except as specifically set forth in Schedule 3.18(c) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Entity under current or completed Contracts with any Person and, to the Knowledge of the Sellers and the Acquired Entities, no such Person has made written demand for such renegotiation.

          Section  Insurance.

            The Sellers have delivered or made available to the Buyer true and complete copies of all policies of insurance to which any Acquired Entity is a party or under which any Acquired Entity or Operating Facility is or has been covered at any time within the three years preceding the date of this Agreement (including title insurance policies issued in favor of lenders).

            The Acquired Entities have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Entity is a party or that provides coverage to any Acquired Entity or director thereof.

            The Acquired Entities have given notice to the insurer of all claims that may be insured thereby.

          Section  Environmental Matters.

          In addition to and without limiting any of the foregoing:

            Except as set forth on Schedule 3.20(a) to the Disclosure Letter, (i) the Acquired Entities, the Excluded Subsidiaries, the Facilities and the operations conducted thereon are in compliance in all material respects with all Environmental Laws, (ii) the Acquired Entities and the Excluded Subsidiaries have obtained all material Environmental Permits required for the conduct of their businesses as presently conducted or proposed to be conducted, (iii) such Environmental Permits are in full force and effect and (iv) the Acquired Entities and the Excluded Subsidiaries are in full compliance with all material terms and conditions of such Environmental Permits.

            The Acquired Entities and the Excluded Subsidiaries have not violated, done or suffered any act which could give rise to any material liability or liabilities aggregating more than $50,000 under, and are not otherwise exposed to any material liability or liabilities aggregating more than $50,000 under, any Environmental Law. No event has occurred with respect to the Facilities, the operations conducted thereon or the Acquired Entities or the Excluded Subsidiaries which, upon the passage of time, the giving of notice, or failure to act would reasonably be expected to give rise to material liability under any Environmental Law.

               Except as set forth on Schedule 3.20(c) to the Disclosure Letter and where such have been and are maintained in compliance with applicable Environmental Laws,
     (i) neither the Facilities or any portion thereof, nor to the Knowledge of the Sellers, the Acquired Entities, or the Excluded Subsidiaries, any property adjacent to the Facilities is being used or has been used for the treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials or as a landfill or other waste disposal site; (ii) none of the Facilities or portion thereof has been subject to investigation by any Governmental Body evaluating the need to investigate or undertake Remedial Action at the Facilities; and (iii) none of the Facilities is identified on the current or proposed
     (x) National Priorities List under 40 C.F.R. 300 Appendix B, or (y) Comprehensive Environmental Response, Compensation and Liability Inventory System ("CERCLIS") list, or any analogous state list.

               Except as set forth on Schedule 3.20(d) to the Disclosure Letter, there have been and are no: (i) aboveground or underground storage tanks, (ii) injection wells or surface impoundments for Hazardous Materials or
     (iii) wetlands as defined under applicable Environmental Law, located within any portion of the Facilities.

               Except as set forth on Schedule 3.20(e) to the Disclosure Letter where such have been and are maintained in compliance with applicable Environmental Laws, there is no
     (i) asbestos or asbestos containing material, (ii) urea formaldehyde insulation, (iii) PCBs or PCB-containing equipment, including transformers, (iv) radon in excess of EPA recommended exposure limits, or (v) paint containing concentrations of lead equal to or in excess of 1.0 milligram per square centimeter or 0.5 percent by weight or mercury in excess of 200 parts per million, located within any portion of the Facilities for which Remedial Action is presently required or expected to be required under applicable Environmental Laws or exposure to which could reasonably be expected to give rise to liability under Environmental Laws.

               No Encumbrances which could have an adverse effect exceeding $50,000 in aggregate have been placed upon any Facilities in connection with any actual or alleged liability under any Environmental Law.

               Except as set forth on Schedule 3.20(g) to the Disclosure Letter, (i) there is no pending or, to the Knowledge of the Sellers, the Acquired Entities and the Excluded Subsidiaries, Threatened, Proceeding which could have an adverse effect exceeding $50,000 in aggregate against the Sellers, the Acquired Entities or the Excluded Subsidiaries arising under any Environmental Law; (ii) there are no ongoing negotiations with or agreements with any Governmental Body relating to any Remedial Action or other environmentally-related claim; (iii) none of the Sellers, the Acquired Entities or the Excluded Subsidiaries has submitted notice pursuant to Section 103 of CERCLA or analogous statute or notice under any applicable Environmental Law reporting a release of a Hazardous Material into the environment; and (iv) none of the Sellers, the Acquired Entities or the Excluded Subsidiaries has received any notice, claim, demand, suit or request for information from any Person with respect to any liability or alleged liability or liabilities aggregating in excess of $50,000 under any Environmental Law, nor, to the Knowledge of the Sellers, the Acquired Entities and the Excluded Subsidiaries, has any other entity whose liability therefor, in whole or in part, may be attributed to the Sellers, the Acquired Entities or the Excluded Subsidiaries, received such notice, claim, demand, suit or request for information. Neither the Sellers, the Acquired Entities or the Excluded Subsidiaries have, nor to the Knowledge of any of them, any prior owner or operator of the Facilities has, generated, disposed of, or arranged for the disposal of any Hazardous Material except in compliance with Environmental Law and where such would not reasonably be expected to give rise to liability under Environmental Laws.

               There are no environmental conditions or operations at any of the Facilities which would reasonably be expected to impair the ability to develop or carry on the business of the Acquired Entities or the Facilities or which would reasonably be expected to require material capital expenditures to comply with Environmental Laws.


          Section  Employees.

            Schedule 3.21 of the Disclosure Letter contains a complete and accurate list of the following information for each Retained Employee, including each Retained Employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Entity's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

            No Retained Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Acquired Entities, or (ii) the ability of any Acquired Entity to conduct its business, including any Proprietary Rights Agreement with the Sellers or the Acquired Entities by any such employee. Except as set forth on Schedule 3.21 to the Disclosure Letter, to the Sellers' Knowledge, no plant manager or other responsible manager of any Acquired Entity intends to terminate his employment with any Acquired Entity.

          Section  Labor Relations; Compliance.

          Except as set forth on Schedule 3.22 to the Disclosure Letter, no Acquired Entity has been or is a party to any collective bargaining or other labor Contract. Since December 31, 1993 there has not been, there is not presently pending or existing, and to the Sellers' Knowledge there is not Threatened,
(a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against any Acquired Entity relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Entities or their premises, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by any Acquired Entity, and no such action is contemplated by any Acquired Entity. Each Acquired Entity has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Entity is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

          Section  Intellectual Property.

            With respect to Intellectual Property owned or used by one or more Acquired Entities, such Acquired Entities own or have the right to use such Intellectual Property as is necessary to operate their respective businesses as they are currently operated.

            With respect to Intellectual Property that is not owned by one or more Acquired Entities, such Acquired Entities will, at Closing, enjoy the right to use the same on terms at least as favorable as currently enjoyed by such Acquired Entities.

               The ownership and/or use of the Intellectual
     Property does not infringe or otherwise violate any intellectual property right owned or claimed by another. None of the Sellers or any of the Acquired Entities has received any written adverse notice or claim by any Person with respect to the ownership, registrability, patentability, validity, enforceability or use of any Intellectual Property.

          Section  Disclosure.

            To the Knowledge of Sellers, no representation or warranty of the Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading; provided that nothing contained in this representation is intended to, or shall in any way, modify (by Knowledge or otherwise) or otherwise limit in any respect any of the other representations of Sellers contained in this Agreement.

            To the Knowledge of Sellers, no notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading; provided that nothing contained in this representation is intended to, or shall in any way, modify (by Knowledge or otherwise) or otherwise limit in any respect any of the other representations of Sellers contained in this Agreement.

          Section  Relationships With Affiliates.

          Except as set forth in Schedule 3.25 of the Disclosure Letter, no Seller or any Affiliate of the Sellers or of any Acquired Entity is a party to any Contract with, or has any claim or right (other than Excluded Liabilities) against, the Company or any Acquired Entity.

          Section  Brokers or Finders.

          Except for obligations to Goldman Sachs & Company, the
Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

          Section  Acquired Assets.

               The Acquired Assets and Project Documents constitute all of the assets, other property (tangible or intangible), Contracts, other rights and Government
Authorizations which are necessary or desirable in order to permit the Acquired Entities and Operating Facilities to continue to conduct their businesses as presently conducted and anticipated to be conducted in each case after the Closing consistent with past practice and in compliance with all applicable Contractual requirements, Legal Requirements and Government Authorizations.

          Section  SECI Term Loan Agreement.

               Except only for the satisfaction of the additional conditions precedent referenced in the July 10, 1995 letter from GECC to the Company, to the Knowledge of the Sellers, the Borrower has no reason to believe that it currently, and immediately following the Closing, would not be in compliance with the other conditions precedent and entitled to borrow up to $55 million pursuant to the SECI Term Loan Agreement.



                             ARTICLE

             REPRESENTATIONS AND WARRANTIES OF BUYER

          The Buyer represents and warrants to the Sellers as follows:

          Section   Organization and Good Standing.

          The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          Section   Authority; No Conflict.

            This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. Upon the execution and delivery by the Buyer of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. Subject to compliance with the HSR Act in respect of the purchase of the Shares pursuant to this Agreement, the Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

           Neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                 any provision of the Buyer's Organizational
          Documents;

                 any resolution adopted by the board of directors or the stockholders of the Buyer;

                 any Legal Requirement or Order to which the Buyer may be subject; or

                 any Contract to which the Buyer is a party or by which the Buyer may be bound.

          Subject to compliance with the HSR Act in respect of the purchase of the Shares pursuant to this Agreement, the Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

          Section   Investment Intent.

          The Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

          Section   Certain Proceedings.

          There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Buyer's Knowledge, no such Proceeding has been Threatened.

          Section   Brokers or Finders.

          Except for obligations to CS First Boston, the Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Sellers harmless from any such payment alleged to be due by or through the Buyer as a result of the action of the Buyer or its officers or agents.

          Section 4.6.  Buyer's Plan.

          The Buyer's Plan (i) is the subject of a favorable determination letter from the IRS regarding the qualified status of such plan under 401 (a) of the IRC and covering amendments required under the Unemployment Compensation Amendments of 1992, the Omnibus Reconciliation Act of 1993, and the final nondiscrimination regulations under Section 401 (a) (4) of the IRC (or the Buyer has timely filed, or will timely file, the Buyer's Plan with the IRS for such a determination letter), and
(ii) has not been amended or operated in a way which would materially adversely affect such qualified status.



                             ARTICLE

                            COVENANTS

          Section   Access and Investigation.

          Between the date of this Agreement and the Closing Date, each Seller will, and, to the extent within Sellers' reasonable control, will cause each Acquired Entity and its Representatives to, (a) afford the Buyer and its Representatives full and free access to each Acquired Entity's personnel, properties (including the operations conducted thereon), contracts, books and records, and other documents and data, (b) arrange interviews with each Acquired Entity's customers, vendors, suppliers, lenders, key employees and partners, (c) furnish the Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request, (d) furnish the Buyer and its Representatives with such additional financial, operating, and other data and information as the Buyer or its Representatives may reasonably request, and (e) shall deliver to the Buyer all environmental reports, investigations, audits, studies, tests, reviews, assessments or other analyses of the Acquired Entities or the Facilities. Upon advance written notice from the Buyer to the Sellers, the Buyer's investigation may include, without limitation, such testing of the soil, groundwater, building components, tanks, containers and equipment at the Facilities as the Buyer or its Representatives shall deem necessary or appropriate to evaluate the conditions at or of the Facilities and the compliance of the operations conducted thereon with all applicable Legal Requirements and Contracts; provided, however, that any such environmental assessment conducted by the Buyer shall not unreasonably interfere with the operation of the Facilities and shall be subject to any reasonable restrictions imposed by the Sellers.

          Section   Operation of the Businesses of the Acquired
Entities.

          Between the date of this Agreement and the Closing, except as may be consented to in writing by the Buyer or as otherwise expressly provided for in this Agreement, the Sellers shall, and shall cause each Acquired Entity to, conduct the business of the Acquired Entities only in the Ordinary Course of Business and use its reasonable best efforts to preserve the business organization of the business conducted by the Acquired Entities intact and preserve the good will of the suppliers, customers, employees, creditors, contract and award parties and others with whom business relationships exist in respect of the business conducted by the Acquired Entities. Without limiting the generality of the foregoing, without the prior written consent of the Buyer (which shall not be unreasonably withheld) or as otherwise expressly provided for in this Agreement, the Sellers will not, and will cause the Acquired Entities not to:

            pay or declare any dividends on or make any other distribution in respect of the Shares;

               acquire or dispose of, or enter into any commitment with respect to the acquisition or disposition of, any assets, securities or other interest in an amount valued at greater than $1,000,000, in the aggregate;

            take any action other than in the Ordinary Course of Business and in a manner consistent with past practice with respect to accounting policies or procedures;

            enter into any agreement or transaction with any Affiliate upon terms or conditions less favorable than could be obtained on an arms' length basis or any transaction with a value in excess of $1,000,000;

            settle or take any material action with respect to any material Proceeding that is pending or Threatened against, file or amend any Tax Returns on behalf of, or take any actions involving any material regulatory filings or material Governmental Authorizations made or held by or on behalf of, any of the Acquired Entities;

            dispose of at, on, under, or about the Facilities, or, except to the extent necessary in the Ordinary Course of Business and in compliance with all applicable Environmental Laws, use, generate or store any Hazardous Materials at the Facilities or transport any Hazardous Materials from the Facilities;

            enter into, amend or otherwise modify the terms of any new or existing Project Documents, or any financing or security documents relating thereto, or any awards or similar commitments for the purchase or sale of electrical power, steam sales, O&M services, natural gas or other fuels, or any related project, financing or security documents;

            change the historical operating and maintenance practices of or otherwise defer any required maintenance or capital expenditures with respect to the Facilities or business of the Acquired Entities; or

               take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 3.17 is likely to occur.

          Section   Announcements.

          Prior to the Closing, except as set forth in the joint press release annexed hereto as Exhibit 5.3, the Buyer will not and the Sellers will not (and will cause the Acquired Entities and the Excluded Subsidiaries not to) issue any press release or otherwise directly or indirectly make any public statement or furnish any statement or make any announcement to its customers, suppliers or employees with respect to the Contemplated Transactions without the prior consent of the Buyer (in the case of a statement by any Seller, Acquired Entity or Excluded Subsidiary) or the Sellers' Agent (in the case of a statement by the Buyer) except as may be required by the rules of any stock exchange on which the Buyer's securities are listed, by any other Legal Requirement, or to the extent necessary to obtain any consents and approvals of any Governmental Body or Person to the consummation of the Contemplated Transactions. The Sellers and the Buyer will consult with each other concerning the means by which the Acquired Entities' employees (excluding corporate employees), customers, and suppliers and others having dealings with the Acquired Entities will be informed of the Contemplated Transactions.

          Section   Required Approvals; Further Assurances.

          Subject to the terms and conditions of this Agreement, the Buyer and the Sellers will, and the Sellers will cause the Acquired Entities and Affiliated Transaction Entities to, use their reasonable best efforts:

            to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Bodies or any other Persons that are required on their respective parts, for the consummation of the sale of the Shares pursuant to this Agreement;

            to defend, consistent with applicable principles and requirements of law, any Proceeding challenging this Agreement or the sale of the Shares pursuant thereto;

            to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

            to (i) take, or cause to be taken, all action, to do, or cause to be done, all things, and to execute and deliver to each other all documents, agreements and instruments as are necessary, proper or advisable to consummate and make effective the Contemplated Transactions, including, without limitation, to effect the transfer to the Buyer of all applicable Governmental Authorizations, and (ii) refrain from taking any action which reasonably could be expected to render any representation or warranty or covenant contained in this Agreement untrue or incorrect in any respect as of the Closing Date.

          Section   HSR Act Approval.

          The Sellers and the Buyer will in good faith promptly furnish all materials reasonably requested by the Federal Trade Commission, the United States Department of Justice or any of the regulatory agencies having oversight of all prior filings made by them under the HSR Act with respect to the Contemplated Transactions.

          Section   Notification; Supplement to Disclosure
Letter.

          Between the date of this Agreement and the Closing Date, each Seller will promptly notify the Buyer in writing if such Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of such Seller's representations and warranties herein as of the date of this Agreement, or if such Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Sellers will promptly deliver to the Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify the Buyer of the occurrence of any Breach of any covenant of such Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

          Section   Payment of Indebtedness by Affiliates.


          The Sellers will cause (i) all indebtedness owed to an Acquired Entity by any Seller, Excluded Subsidiary, Individual Guarantor, Affiliated Transaction Entity or any other Affiliate of any Seller or Individual Guarantor (excluding other Acquired Entities) to be paid in full or contributed as capital to such Acquired Entity prior to Closing without any penalty or other Cost to any Acquired Entity and (ii) all Contracts (other than Excluded Contracts) between any Acquired Entity and any Seller, Excluded Subsidiary, Individual Guarantor, Affiliated Transaction Entity or other Affiliate of any Seller or Individual Guarantor (excluding other Acquired Entities) to be canceled without Cost or other penalty to any Acquired Entity on or prior to the Closing.

          Section   Exclusive Dealing.

          Until such time, if any, as this Agreement is terminated pursuant to Section 8, the Sellers will not, and will cause each Acquired Entity and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than the Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Entity, or any of the capital stock of any Acquired Entity, or any merger, consolidation, business combination, or similar transaction involving any Acquired Entity or any other transaction which would conflict with this Agreement.

          Section   Reorganization with Respect to Excluded
Assets and Excluded Subsidiaries; Transfer of Excluded Employees and Company Plans.

          (a) At or prior to the Closing, the Sellers shall, or shall cause the Acquired Entities to, at their sole expense and with no adverse Tax consequences (other than Excluded Liabilities) or other Costs to the Acquired Entities or the Buyer, sell, distribute, assign, transfer, convey and deliver to the Sellers or their designees (other than the Acquired Entities) the Excluded Assets (including all liabilities associated therewith) and all of the shares of capital stock, partnership interests and other equity or ownership interests of the Excluded Subsidiaries held directly or indirectly by the Company and (collectively, the "Reorganization") enter into and deliver such instruments of assignment and assumption, bills of sale and other transfer documents (in form and substance reasonably satisfactory to counsel for the Buyer) as the Buyer reasonably deems necessary or advisable to sell, distribute, assign, transfer, convey and deliver fully and effectively ownership and assumption of all liabilities in respect of the foregoing from the Acquired Entities to the Sellers or their designees.

          (b) At or prior to the Closing Date, but effective as of the Closing Date, the Sellers shall, at their sole expense and with no adverse Tax or other consequences to the Acquired Entities or the Buyer, (i) transfer, or cause the Acquired Entities to transfer, the employment of all Excluded Employees who are employed by an Acquired Entity to the Sellers or their designees (other than the Acquired Entities), (ii) cause the Acquired Entities to cease to be adopting employers under all Company Plans and Company Other Benefit Obligations, and (iii) except as provided in Section 5.16, cause one or more designees of the Sellers (other than the Acquired Entities) to assume all past, present and future obligations and liabilities of the Acquired Entities with respect to the Company Plans, Company Other Benefit Obligations and Excluded Employees.

          Section  Warrants.

          At or prior to the Closing, the Sellers (i) shall cause the cancellation of all outstanding FSOC Warrants and all other Warrants in respect of any stock or partnership interests included in the Acquired Entities, and the termination of all agreements relating to any such Warrants at no expense or other Cost (including Taxes) to CE, the Buyer or the Acquired Entities (collectively, the "Warrant Cancellations"), (ii) shall deliver such executed releases and other documentation relating to the FSOC Warrant Cancellation as the Seller shall enter into with Buyer's consent and otherwise as the Buyer may reasonably request (collectively, the "FSOC Warrant Cancellation Agreements") and
(iii) shall deliver other documentation reasonably satisfactory to Buyer in respect of all other Warrant Cancellations (if any).

          Section  Non-Compete; Non-Solicitation.

               During the term of the existing power purchase agreements at the Operating Facilities, each Seller severally agrees that he shall not, directly or indirectly (whether through the Excluded Subsidiaries or otherwise), without the prior written consent of the Buyer, develop, own, operate, manage or invest (exclusive of investments in less than 5% of the publicly traded securities of another entity) in any power-related projects that could reasonably be expected to harm the competitive position of the Operating Facilities or the ability of Buyer to expand or add to the same; provided that Dewhurst and Buyer's CEO shall use their reasonable best efforts to make such determination of potential harm jointly and Buyer shall not unreasonably withhold its consent in connection therewith.

               For a period of one year after the Closing, each Seller severally agrees that he shall not directly or indirectly (whether through the Excluded Subsidiaries or otherwise) hire or take away any employee of any Acquired Entity who remains employed by such Acquired Entity subsequent to the Closing Date without the prior written consent of Buyer.

          Section  Assumption of Houston Headquarters Lease;
Other Obligations.

               The Sellers shall use all reasonable commercial efforts (including, if required, a personal guaranty in favor of the lessor by Dewhurst) to cause the Houston Headquarters Lease to be assigned to the Sellers or an Affiliate of the Sellers as soon as practicable after the Closing pursuant to a lease assignment and assumption agreement (the "Houston Lease Assignment") satisfactory to Buyer providing for the release of the Company and all Acquired Entities from all liabilities, obligations and other Costs relating to the Houston Headquarters Lease. Until the Houston Lease Assignment is executed, the Sellers will make all payments and perform all obligations relating to the Houston Headquarters Lease. Prior to and subsequent to the execution of the Houston Lease Assignment, the Sellers will indemnify and hold the Buyer harmless from any and all obligations, liabilities and other Costs relating to the Houston Headquarters Lease.

               At the election of the Buyer, exercised by a written notice delivered to Sellers at any time prior to the close of business on July 25, 1996, all of the obligations and other Costs relating to any consulting, employment, geologic or other similar service contracts of the Acquired Entities (collectively, to the extent so designated by Buyer, "Excluded Service Contracts") shall be similarly transferred or assigned to, and be fully assumed by, and become the sole responsibility of, the Sellers as of the Closing Date.

          Section  Use of Company Name and Logo.

          The Sellers shall retain all rights to use the "Falcon Seaboard" name and logo; provided, however, that the Sellers do hereby grant unto the Buyer as of the Closing a non-exclusive right to use such name and logo (the "Falcon License") to the extent reasonably required by Buyer for legal or regulatory purposes relating to the Operating Facilities and development opportunities relating to such Operating Facilities that constitute expansions or additions to such Operating Facilities; provided, further, that the Buyer shall use its commercially reasonable efforts to minimize or eliminate such usage as expeditiously as possible (by changes of name or logo or otherwise) to the extent reasonably practicable.

          Section  Transitional Use of Space and Access to
Personnel.

          The Buyer and the Acquired Entities shall be entitled to the continued use and occupancy of up to approximately six offices and one conference room at the premises covered by the Houston Headquarters Lease (including the use and operation of office furnishings, fixtures, equipment and other systems thereat) at no cost or expense to the Buyer or the Acquired Entities for a period of six months from and after the Closing. The Sellers shall use their reasonable best efforts to make themselves and other employees continuing in an employment relationship with the Sellers or the Excluded Subsidiaries available to the Buyer and the Acquired Entities for assistance for a period of 90 days from and after the Closing.

          Section  Board Nomination.

          During the term of the Consulting Agreement, CE shall use its reasonable best efforts to nominate Dewhurst to the Board of Directors of CE, subject to Dewhurst agreeing to and complying with appropriate arrangements intended to avoid conflicts of interest with respect to the business, prospects and best interests of CE and its subsidiaries and shareholders.

          Section 5.16. Employee Benefit Matters.

          (a) As soon as practicable (but in no event later than 180 days) following the Closing Date, the Sellers shall cause to be transferred from the trustees of the Company 401(k) Plan to the trustees of a defined contribution plan qualified under 401
(a) of the IRC and designated by the Buyer (the "Buyer's Plan") an amount in cash equal to the aggregate account balances of the Retained Employees under the Company 401(k) Plan determined as of the transfer date (which shall be a valuation date) in accordance with the methods of valuation set forth in the Company 401(k) Plan and in accordance with Section 414(1) of the IRC; provided, however, that to the extent any Retained Employee owes any amount to the Company 401(k) Plan pursuant to the terms of a loan from such plan to such Retained Employee, an in-kind transfer of such loan shall be made in lieu of the transfer of cash. From and after the date of such transfer, the Buyer shall cause the Buyer's Plan to assume the obligations of the Company 401(k) Plan with respect to benefits accrued by the Retained Employees under the Company 401(k) Plan and the Company 401 (k) Plan shall cease to be responsible therefor. The Buyer and the Sellers shall cooperate in making all appropriate arrangements and filings, if any, in connection with the transfer described above. Further, the Buyer and the Sellers shall cooperate and take such actions as are necessary to permit the continuation of loan repayments by Retained Employees to the Company 401(k) Plan by payroll deductions during the period beginning on the Closing Date and ending on the earlier of (i) the date of the transfer described in this subsection or (ii) the date that is 180 days after the Closing Date.


          (b) The Buyer shall assume the accrued and unused vacation and sick leave of the Retained Employees for 1996 from January 1, 1996 through the Closing Date for the hours set forth on Exhibit A to Schedule 1.4 of the Disclosure Letter, which amount Sellers hereby represent and warrant as being the only such amounts due to the Retained Employees for all prior periods.

          (c) The Company Plans shall be responsible for all claims for health or medical benefits which are incurred on or prior to June 30, 1996 by Retained Employees (and their eligible dependents) that are payable under the terms and conditions of the Company Plans. The Buyer's group health plan covering Retained Employees as of the Closing Date shall be responsible for all claims for health or medical benefits which are incurred from and after the June 30, 1996 by Retained Employees (and their eligible dependents) that are payable under the terms and conditions of Buyer's plan. For purposes of this Section 5.16(c), a claim for benefits shall be deemed to be incurred when the expense giving rise to the claim is incurred.

ARTICLE


       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

          The Buyer's obligation to purchase the Shares and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

          Section   Accuracy of Representations.

            All of the Sellers' representations and warranties in this Agreement (considered individually) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (other than in respect of inaccuracies in respect of the number of Shares owned (but not percentage ownership of) the Sellers necessitated by the Reorganization to the extent covered as Excluded Liabilities or otherwise caused by any additional aspects of the Reorganization to the extent disclosed to, and consented to in writing by, the Buyers), without giving effect to any supplement to the Disclosure Letter.

            Each of the Sellers' representations and warranties in Sections 3.3, 3.5, 3.11, 3.13 and 3.25 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

            Each of the Sellers and the other officers and directors of the Acquired Entities shall have delivered to the Buyer their respective resignations as officers and directors of all of the Acquired Entities, effective as of the Closing.

          Section   Sellers' Performance.

          (a) All of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered individually) must have been duly performed and complied with in all material respects.

          (b) Each document required to be delivered by the Sellers pursuant to Section 2.4 must have been delivered.

          Section   Additional Documents.

          Each of the following documents shall have been duly executed and delivered to the Buyer:

            an opinion or opinions of Vinson & Elkins LLP, Chadbourne & Parke LLP, Akin Gump and other firms acceptable to Buyer, dated the Closing Date, substantially in the form of Exhibit 6.3;

            such other documents as the Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of the Sellers' representations and warranties,
     (ii) evidencing the performance by the Sellers of, or the compliance by the Sellers with, any covenant or obligation required to be performed or complied with by such Seller,
     (iii) evidencing the satisfaction of any condition referred to in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions by the parties thereto (other than CE and Buyer).

          Section   No Proceedings.

          Since the date of this Agreement, there must not have been commenced or Threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding (a) involving any challenge to, or seeking substantial damages or other relief in connection with, any of the Contemplated Transactions, or
(b) that may have the effect of preventing, delaying or making illegal any of the Contemplated Transactions.

          Section   Buyer's Due Diligence.

          The Buyer, in its sole discretion, must be satisfied with the results of its due diligence investigation with respect to the Acquired Entities.

          Section   No Injunction.

          There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by the Sellers to the Buyer.

          Section   Transaction Documents.

          Each of the Transaction Documents shall have been duly executed and delivered by all parties thereto and all transactions contemplated thereunder to occur on or prior to the Closing shall have occurred.

                             ARTICLE

      CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

          The Sellers' obligation to sell the Shares and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

          Section   Accuracy of Representations.

          All of the Buyer's representations and warranties in this Agreement (considered individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

          Section   Buyer's Performance.

            All of the covenants and obligations that CE or the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered individually) must have been performed and complied with in all material respects.

          (b) The Buyer must have delivered each of the documents required to be delivered by CE and the Buyer pursuant to Section 2.4.

          Section   Additional Documents.

          The Buyer must have caused the following documents to be delivered to the Sellers:

            such documents as the Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 6.3(a), (ii) evidencing the accuracy of any representation or warranty of the Buyer,
     (iii) evidencing the performance by the Buyer of, or the compliance by the Buyer with, any covenant or obligation required to be performed or complied with by the Buyer,
     (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions by CE or Buyer.

          Section   No Injunction.

          There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by the Sellers to the Buyer.

          Section 7.6.  CE Guaranty.

          CE shall have executed and delivered to Sellers' Agent the CE Guaranty Agreement.

          Section 7.7.  Disclosure Letter Updates.

          The additional disclosures, if any, contained in Sellers' supplement or supplements to the Disclosure Letter delivered to Buyer after the date hereof in respect of matters discovered by Sellers after the date hereof (which could not have come to Sellers' Knowledge prior to the date hereof) or events occurring subsequent to the date hereof shall not, in Sellers' reasonable judgment (after consulting with outside counsel and, if possible, providing the Buyer with at least two (2) days prior written notice thereof and with reasonable details concerning such breaches), represent breaches of the representations and warranties made by Sellers on the date hereof which exceed $10,000,000 in the aggregate.



                             ARTICLE

                           TERMINATION

          Section   Termination Events.

          This Agreement may, by notice given prior to or at the Closing, be terminated:

            by either the Buyer or the Sellers if a material
     Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

            (i) by the Buyer if any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date; or (ii) by the Sellers, if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing Date;

            by mutual consent of the Buyer and the Sellers; or

            by either the Buyer or the Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 1996, or such later date as the parties may agree upon.

          Section   Effect of Termination.

          Buyer's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement (other than obligations which have previously been breached) will terminate, except that the rights and obligations in this Section 8.2 and in Sections 8.3, 10.1,
10.2 and 10.3 will survive; provided, however, that if (x) Buyer elects to terminate this Agreement for any reason other than the failure of the condition precedent set forth in Section 6.5 due to issues identified by Buyer which adversely affect the valuation of the Acquired Entities by an amount of $2,000,000 or more, or inaccuracies in the representations and warranties of Sellers made on the date hereof which exceed $2,000,000 in the aggregate, or (y) on August 31, 1996, the only condition to Buyer's obligations to close hereunder not then satisfied is the condition precedent set forth in Section 6.5, and if, at the time of such termination or on August 31, 1996, all of the other conditions precedent to Buyer's obligation to close set forth in
Article 6 have been satisfied, then (in lieu of any other Damages or remedies for Sellers under this Agreement or otherwise) Buyer shall promptly pay to Sellers liquidated damages in the aggregate amount of $250,000 by wire transfer to the accounts and in the proportions set forth in Section 2.4(c)(i). If Buyer elects to terminate this Agreement because of the failure of the condition precedent set forth in Section 6.5 due to issues identified by Buyer which adversely affect the valuation of the Acquired Entities by $2,000,000 or more or inaccuracies in the representations and warranties of Sellers made on the date hereof which exceed $2,000,000 or more, Buyer shall have no obligations to Sellers in respect of the Termination of this Agreement, failure to consummate the Contemplated Transactions or otherwise.

          Section   Alternative Transaction.

          If this Agreement is terminated for any reason (other than pursuant to Section 8.1(a) solely as a result of the Breach by Buyer of any applicable provisions hereof), the Sellers agree to pay to the Buyer a non-refundable fee of $10,000,000 by wire transfer of immediately available funds to an account designated by the Buyer promptly upon the occurrence, at any time prior to February 5, 1997, of any of the following events:

           the consummation of any transaction by the Company or any of its Subsidiaries or Affiliates or the Sellers or any Affiliates involving the sale of a material equity interest in the Company or any Subsidiaries or Affiliates or the sale or other disposition, by way of merger, sale of stock or assets, joint venture or otherwise, of a material portion of the business of the Company or any of its Subsidiaries or Affiliates (an "Alternative Transaction");

           the entry into a definitive agreement which contemplates any Alternative Transaction by the Company or any of its Subsidiaries or Affiliates or the Sellers or any Affiliates; or

           a public announcement by or with respect to the Company or any of its Subsidiaries or Affiliates or the Sellers or any Affiliates with respect to a plan or intention of any of them to effect an Alternative Transaction which plan or intention thereafter results in an Alternative Transaction (in which case any amounts due to the Buyer under this Section 8.3 shall become payable upon the earlier of (i) the execution of a definitive agreement for an Alternative Transaction or (ii) the consummation of an Alternative Transaction).


                             ARTICLE

                    INDEMNIFICATION; REMEDIES

          Section   Survival; Right to Indemnification Not
Affected by Knowledge.

          All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.4(a)(ii), and any other certificate or document delivered pursuant to this Agreement will, subject to the applicable time limits, if any, set forth in Section 9.4, survive the Closing.

          Section   Indemnification and Payment of Damages by
Sellers.

          After the Closing, each Seller, severally and not jointly (in proportion to each Seller's percentage ownership of the Shares), will indemnify, hold harmless and defend the Buyer, the Acquired Entities, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any Costs, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

            subject to the applicable provisions of Section 9.4,
     9.5 and 9.9(a), any Breach of any representation or warranty (without regard to (i) any "materiality" qualification, dollar limit or other similar qualification set forth therein, and other than any such dollar limits to the extent that such dollar limits restrict the Sellers' obligations to list documents provided that all documents exceeding such dollars limits are correctly listed in accordance with the provisions thereof and (ii) without regard to any supplement to the Disclosure Letter) made by such Seller in this Agreement (excluding those made in Sections 3.3, 3.4, 3.12 and 3.20); provided, that any such breach of a representation or warranty in respect of Legal Requirements in so far as such representation or warranty relates to matters covered by the indemnity contained in Section 9.3 (or which would be covered by Section 9.3 if it applied to Environmental Laws enacted after the Closing Date) shall not be deemed breached if the applicable Legal Requirement referenced therein is not an existing or prior Legal Requirement;

            subject to the applicable provisions of Section 9.4,
     9.5 and 9.9(a), any Breach by such Seller of any covenant or obligation to be performed by the Sellers in this Agreement (excluding the covenants contained in Sections 5.2(e), 5.2(f), 5.7, 5.9, 5.10, 5.11, 5.12;

               subject to the applicable provisions of Section 9.4, 9.5 and 9.9(a), any Breach by the Sellers of any representation or warranty (without regard to any "materiality" qualification, dollar limit or other similar qualification set forth therein and without regard to any supplement to the Disclosure Letter) made in Section 3.12 or any covenant or obligation to be performed by the Sellers under Section 5.2(e) or 5.10 (except Tax claims covered by Section 9.2(d) below);

               any Breach by the Sellers of any representation or warranty contained in Sections 3.3 and 3.4 (without regard to any supplement to the Disclosure Letter), 5.7, 5.9, 5.11 and 5.12 or any other Cost incurred by the Buyer or any of the Acquired Entities in connection with the FSOC Warrant Cancellation or the Houston Lease Assignment; or

               any Excluded Liability.


          Section   Indemnification and Payment of Damages by
Sellers--Environmental Matters.

          In addition to, and without limiting the generality of, the provisions of Section 9.2, the Sellers, severally and not jointly (in proportion to each Seller's percentage ownership of the Shares), will indemnify, hold harmless and defend the Buyer, the Acquired Entities, and the other Indemnified Persons from and against, and will pay to Buyer, the Acquired Entities, and the other Indemnified Persons the amount of, all Damages that arise directly or indirectly from or in connection with any existing or prior Environmental Law that is or was or allegedly is or was applicable to the Facilities or to the properties of the Excluded Subsidiaries (collectively, the "Property"), the operations conducted thereon, or the Acquired Entities or the Excluded Subsidiaries and which relate to any operations or environmental conditions, violations or occurrences existing, initially arising or alleged to have arisen on or before the Closing Date, regardless of Sellers' Knowledge thereof, including, without limitation, all Damages arising out of or in any way relating to:

               any violation or alleged violation of any such Environmental Law applicable to the Property or the operations of any User or any Environmental Permit with respect to the Property;

               any generation, transport, treatment, recycling, processing, storage, disposal or arrangement therefor of Hazardous Materials whether (i) on any Property, (ii) originating from the Property, or (iii) otherwise connected to the operations of any User, the Acquired Entities or the Excluded Subsidiaries;

               any Release or Threat of Release of any Hazardous
     Material at, to or from the Property;

               any Remedial Action arising out of, relating to, or in connection with the Property or the operations of any User in connection with any of the Property;

               any asbestos-containing material or other
     Hazardous Material on, in, under or at the Property;

               failure to comply with any covenants, terms or conditions relating to environmental matters;

               Breach of any representation or warranty made in
     Section 3.20 by the Sellers or covenant or obligation to be performed by the Sellers under Section 5.2(f) of this Agreement;

               exposure to any electro-magnetic fields, products, raw materials or Hazardous Materials manufactured, generated, transported, handled, recycled, processed, stored, installed or used at or from the Property, by the Acquired Entities or by the Excluded Subsidiaries or as part of the operations of any User in connection with the Property that causes or contributes to any property damage or disease, injury or illness to any person; and

               any environmental, health or safety investigation or review conducted in connection with the Property or the operations of the Acquired Entities or the Excluded
     Subsidiaries.

          The Buyer will be entitled to control any Remedial Action, any related Proceeding and any other Proceeding with respect to which indemnity may be sought under this Section 9.3, provided that Buyer exercises good faith and utilizes a commercially reasonable approach in connection therewith, after giving due consideration to all relevant capital costs and operating costs, technical feasibility and other relevant Costs over the life of the affected properties and equipment (including the residual periods following expiration of the existing power purchase agreements) and the Costs of the Remedial Action. The procedure described in Section 9.6(b) will apply to any claim solely for monetary damages relating to a matter covered by this
Section 9.3.

          Section   Time Limitations.

               The Sellers will have no liability for
     indemnification of any Indemnified Person pursuant to Sections 9.2(a) or (in respect of covenants or obligations of Seller to be performed at or prior to Closing) 9.2(b) unless on or before the date that is two years from and after the date that the Closing occurs the Buyer notifies the Sellers of a claim thereunder specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer.

               The Sellers will have no liability for
     indemnification of any Indemnified Person pursuant to
     Section 9.3 unless on or before the date that is four years from and after the date that the Closing occurs the Buyer notifies the Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer.

               The Sellers will have no liability for
     indemnification of any Indemnified Person pursuant to
     Section 9.2(c) unless on or before the date that is six years from and after the date that the Closing occurs the Buyer notifies the Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer.

               The Sellers' liability to indemnify the Buyer under Sections 9.2(d) and 9.2(e) shall continue indefinitely; provided that any Excluded Liability claims relating to Taxes shall continue for the six year period (and pursuant to the procedures) contained in Section 9.2(c) above, unless such Tax claims relate to the Reorganization or the Warrant Cancellations or the Warrant Cancellation Agreements, in which case such Tax claims and related indemnity obligations shall continue indefinitely.

          Section   Limitations on Amount.

          (a) The aggregate liability of the Sellers pursuant to their indemnification obligations under Sections 9.2(a) and 9.2(b) shall be limited to the Escrow Funds.

          (b) The aggregate liability of the Sellers pursuant to their indemnification obligations under Sections 9.2(c) and 9.3, respectively, shall be limited, in each case, to the sum of $22,600,000; provided, that the cost of defense by Buyer (including all attorneys' fees) incurred in connection with matters covered thereby shall be unlimited if Buyer is not determined by a final judgment to be primarily liable for the tax or environmental Damages at issue.

          (c) No single or aggregate limit on the liability of the Sellers for Damages or other claims made by the Buyer under Sections 9.2(d) or 9.2(e) shall apply to any such claims, except that any such claim related to a breach of the Sellers' representations made in Sections 3.3 or 3.4 shall be limited, in the aggregate, to an amount equal to the Purchase Price.

          (d) Sellers shall have no obligation to make any payments under Article IX (excluding Sections 9.2(d) and
     (e)) until the aggregate amount of all claims of the Buyers pursuant to its indemnification rights thereunder exceeds $250,000, it being understood that once such amount is exceeded, the aggregate amount of all such claims shall be and become payable on demand.

          Section   Certain Claims Procedures.

               Subject to the applicable provisions of Section 9.4, 9.5 and 9.9(a), Claims for Damages under Sections 9.2(a) or 9.2(b) shall be made by written notice to the Escrow Agent setting forth the amount of such claim and specifying in reasonable detail the basis therefor, all as more fully described in the Escrow Agreement.

               Subject to the applicable provisions of Section 9.4, 9.5 and 9.9(a), Claims for Damages under Sections 9.2(c) or 9.3, and any Claims for Damages under Sections 9.2(d) or 9.2(e), may be made, at the option of the Indemnified Person, by written notice to the Escrow Agent or by written notice to the Sellers or the Sellers' Agent setting forth the amount of such claim and specifying in reasonable detail the basis therefor.

               Neither the giving of nor the failure to give a notice of claim hereunder (except to the extent such notice is required to be given to the Escrow Agent pursuant to
     Section 9.6(a)) will limit the Buyer in any manner in the enforcement of any other remedies that may be available to it under Article 8 or 9 hereof.

          Section   Right to Defend Third Party Claims.

            Promptly after receipt by an indemnified party of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under this Article 9, give notice to the indemnifying party of the commencement of such claim, but, subject to the applicable time limits, if any, set forth in Section 9.4, the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is prejudiced by the indemnifying party's failure to give such notice.

            If any Proceeding referred to in Section 9.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.
     If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

            Notwithstanding the foregoing, at the election of an indemnified party, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

            The Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Sellers with respect to such a claim anywhere in the world.

            The parties hereto shall cooperate with and assist the other parties in connection with any such defense to the extent reasonably possible.

          Section   Equitable Remedies.

          The Sellers agree that a monetary remedy for a breach of the provisions set forth in Sections 5.11(a) of this Agreement or of Sellers' obligations to be performed at or prior Closing under this Agreement would be inadequate and impracticable and further agree that such a breach would cause the Buyer irreparable harm. It is accordingly agreed that the Buyer shall be entitled to injunctive relief to prevent breaches of this agreement and to specifically enforce the provisions contained in
Section 5.11 hereof and the other obligations of Sellers' to be performed at or prior to Closing, in addition to any other remedy to which the Buyer may be entitled under this Agreement, the Transaction Documents or otherwise at law or in equity.

          Section   Limitation on Rights and Remedies.

          (a) The rights and remedies provided in Articles 8 and 9 will be exclusive of any other rights or remedies that may be available to the Buyer or any other Indemnified Persons at law or in equity, in connection with this Agreement, the certificates to be delivered pursuant to Section 2.4(a)(ii), and the Contemplated Transactions, and Buyer hereby waives and releases, on behalf of itself and the other Indemnified Persons, any and all such other rights and remedies in respect thereof.

          (b)  The payment rights and remedies provided in
Section 8.2 will be exclusive of any other rights and remedies that may be available to Sellers at law or in equity for termination of this Agreement, and the Sellers hereby waive and release any and all such other rights and remedies in respect of such termination.

ARTICLE


                       GENERAL PROVISIONS

          Section    Transaction Costs.

          Except as otherwise provided expressly in this Agreement, the fees, expenses and disbursements (including the fees, expenses and disbursements of any lawyers, accountants, investment bankers or other representatives engaged in connection with the Contemplated Transactions) incurred in connection with the Transaction Documents and the Contemplated Transactions (whether or not the same are consummated) ("Transaction Costs") shall be paid by the Buyer with respect to the Buyer and will be paid by the Sellers with respect to the Sellers and the Acquired Entities; provided that costs with respect to the Escrow Agreement shall be paid as provided in the Escrow Agreement and provided, further, that Buyer will pay the HSR Act filing fee. Seller shall pay all sales, recording, transfer, transfer gains or other similar taxes and all filing and recording fees incurred in connection with the Transaction Documents and the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

          Section    Confidentiality.

          Between the date of this Agreement and the Closing Date, the Buyer and the Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of the Buyer and the Acquired Entities to maintain in confidence, and not use to the detriment of another party or an Acquired Entity any written, oral, or other information obtained in confidence from another party hereto or an Acquired Entity in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions or in connection with the financing, if any, of the Purchase Price by the Buyer, or (c) the furnishing or use of such information is required for due diligence in connection with the Contemplated Transactions or by any Governmental Body, applicable stock exchange rule or regulation, Proceeding or Legal Requirement. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

          Section    Sellers' Agent; Notices.

          Except to the extent specifically provided herein, each Seller does hereby irrevocably constitute and appoint Dewhurst (the "Sellers' Agent") as such Seller's attorney and agent to take all actions and do all things necessary on behalf of such Seller in connection with the Contemplated Transactions with full power of substitution in the premises.

          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Sellers:

          David H. Dewhurst
          Chairman and Chief Executive Officer
          Falcon Seaboard Resources, Inc.
          Five Post Oak Park, Suite 1400
          Houston, Texas  77027

          Facsimile No.:  (713) 622-0045

          with a copy to:

          Vinson & Elkins LLP
          1001 Fannin Street
          Suite 2300
          Houston, Texas  77002-6760

          Attention:  Marcia E. Backus


          Facsimile No.: (713) 615-5606

          Buyer:

          CalEnergy Company, Inc.
          302 South 36th Street
          Suite 400
          Omaha, Nebraska  68131

          Attention:  General Counsel

          Facsimile No.:  (402) 231-1658

          with a copy to:

          Willkie Farr & Gallagher
          One Citicorp Center
          153 East 53rd Street
          New York, New York  10022

          Attention:  Peter J. Hanlon

          Facsimile No.:  (212) 821-8111

          Section    Entire Agreement.

          This Agreement shall be of no force or effect until executed and delivered by each of the parties hereto. This Agreement embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements, letters of intent (including the letter of intent dated June 12, 1996 between CE, Dewhurst and the Company) or understandings with respect thereto. There is no restriction, agreement, promise, warranty, covenant or undertaking with respect to the transactions contemplated hereby other than those expressly set forth herein.

          Section    Amendment; Waiver.

          This Agreement may only be amended or modified by means of a written statement signed by the party against whom enforcement of any such amendment or modification is sought. Any party hereto may, by an instrument in writing, waive compliance with any term or provision of this Agreement on the part of such other party hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

          Section    Assignments, Successors, and Parties in
Interest.

          Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that the Buyer may assign any of its rights or obligations under this Agreement to any wholly-owned Subsidiary of the Buyer, provided, that the Buyer remains liable (either primarily or as a guarantor or otherwise) for the performance of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

          Section    Severability.

          If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the Sellers and the Buyer will use their commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

          Section    Section Headings; Construction.

          The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement and all references to "hereof" refer to the entire Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

          Section    Governing Law; Consent to Jurisdiction.

          This Agreement (including all Exhibits and Schedules attached hereto) will be governed by the laws of the State of New York and the laws of the United States applicable therein (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.
The Buyer and each Seller hereby submit to the exclusive jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any related agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon the Buyer or the Sellers' Agent, as applicable, by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.3 hereof.

          Section   Counterparts.

          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          [Signature page follows.]

                 DO NOT DELETE HARD PAGE BREAK -
               KEEP SIGNATURE PAGE ON ITS OWN PAGE

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Buyer:                   CE/FS HOLDING COMPANY, INC.

                         By:  _/s/ Steven A. McArthur
                         Name:     Steven A. McArthur
                         Title:    Senior V.P.

Sellers:                                               Share
                                                       Percentage
Shareholder                                            Ownership
The David Henry Dewhurst III
Management Trust U/A DHD

By:  /s/ David H. Dewhurst
Title:    Trustee

David Dewhurst Investment
Partnership, Ltd.

By:  /s/ David H. Dewhurst
Title     Genral Partner

James R. Douglass

By:  /s/ J. R. Douglas

MWD Investments

By:  /s/ J.R. Douglas
Title     General Partner

Martin H. Young, Jr.

By:  /s/ Martin H. Young, Jr.
MHY Investments, Ltd.

By:  /s/Martin H. Young, Jr.
Title     General Partner

Eugene H. Dewhurst

By:  /s/ Eugene H. Dewhurst

Gene and Linda Investments, Ltd.

By:  /s/ Eugene H. Dewhurst
Title     General Partner


Georg F. Mikulcik

By:  /s/ Georg F. Mikulcik

GFM Investments, Ltd.

By:  /s/ George F. Mikulcik
Title     General Partner


Harold Don Teague

By:  /s/ Don Teague


HDT Investment
Partnership, Ltd.

By:  /s/Don Teague
Title     General Partner